UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Fate Therapeutics, Inc.
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12278 Scripps Summit Drive

San Diego, CA 92131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 6, 2023

Dear Stockholder,

You are invited to attend the 2023 Annual Meeting of Stockholders of Fate Therapeutics, Inc. (the “Company” or “our,” and the meeting, the “Annual Meeting”). The Annual Meeting will be held on Tuesday, June 6, 2023 at 9:00 a.m. Pacific Time, at the offices of Fate Therapeutics, Inc., 12278 Scripps Summit Drive, San Diego, California, 92131.

The Annual Meeting will be held for the following purposes:

1.

To elect three Class I directors, as nominated by the Company’s Board of Directors (the “Board of Directors”), to hold office until the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2023;

3.	To conduct a non-binding advisory vote to approve the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Proposal 1 relates solely to the election of three Class I directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

The Board of Directors has fixed the close of business on Tuesday, April 11, 2023 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, or at any adjournments of the Annual Meeting.

In order to ensure your representation at the Annual Meeting, you are requested to submit your proxy as instructed in the Important Notice Regarding the Availability of Proxy Materials that you received in the mail. You may also request a paper proxy card at any time before May 26, 2023 to submit your vote by mail. If you attend the Annual Meeting and file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

All stockholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors

Fate Therapeutics, Inc.

/s/ J. Scott Wolchko

J. Scott Wolchko

President and Chief Executive Officer San Diego, California

April 21, 2023

Your vote is important, whether or not you expect to attend the Annual Meeting. You are urged to vote either via the Internet or telephone, as instructed in the Important Notice Regarding the Availability of Proxy Materials that you received in the mail. Voting promptly will help avoid the additional expense of further solicitation to assure a quorum at the meeting.

FATE THERAPEUTICS, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

June 6, 2023

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies for use prior to or at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Fate Therapeutics, Inc. (the “Company”), a Delaware corporation, to be held at 9:00 a.m. Pacific Time on Tuesday, June 6, 2023, at the offices of Fate Therapeutics, Inc., 12278 Scripps Summit Drive, San Diego, California, 92131, and at any adjournments or postponements thereof for the following purposes:

•

To elect three Class I directors, as nominated by the Company’s Board of Directors (“Board of Directors” or “Board”), to hold office until the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2023;

•	To conduct a non-binding advisory vote to approve the compensation of our named executive officers; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

On or about April 21, 2023, we intend to mail to all stockholders entitled to vote at the Annual Meeting a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2022 Annual Report on Form 10-K (“Annual Report”).

Solicitation

This solicitation is made on behalf of the Board of Directors. We will bear the costs of preparing, mailing, online processing and other costs of the proxy solicitation made by our Board of Directors. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. Such solicitations may be made by telephone, facsimile transmission, email or personal solicitation. No additional compensation will be paid to such officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to stockholders.

Important Notice Regarding the Availability of Proxy Materials

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, the Company may furnish proxy materials via the internet. Accordingly, all of the Company’s stockholders will receive a Notice, to be mailed on or about April 21, 2023.

On the date of mailing the Notice, stockholders will be able to access all of the proxy materials on the website at www.proxydocs.com/FATE. The proxy materials will be available free of charge. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials (including the Annual Report) over the internet or through other methods specified on the website. The website contains instructions as to how to vote by internet or over the telephone. The Notice also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Voting Rights and Outstanding Shares

Only holders of record of the Company’s common stock as of the close of business on April 11, 2023 are entitled to receive notice of, and to vote at, the Annual Meeting. Each holder of our common stock will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on April 11, 2023, there were 98,209,751 shares of our common stock issued and outstanding.

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of our common stock issued, outstanding and entitled to vote on any matter (present at the Annual Meeting or represented by proxy) will constitute a quorum. We will appoint an inspector of elections for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or at the Annual Meeting. Abstentions, withheld votes and broker non-votes (which occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner) are counted towards the quorum requirement for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

If you are a beneficial owner of shares held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange, which are also applicable to Nasdaq-listed companies, brokers, banks and other securities intermediaries that are subject to New York Stock Exchange rules may use their discretion to vote your “uninstructed” shares on matters considered to be “routine” under New York Stock Exchange rules but not with respect to “non-routine” matters. Proposals 1 and 3 are considered to be “non-routine” such that your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions. Conversely, Proposal 2 is considered to be “routine” and thus if you do not return voting instructions to your broker, your shares may be voted by your broker in its discretion on Proposal 2.

Votes Required for Each Proposal

To elect our directors and approve the other proposals being considered at the Annual Meeting, the voting requirements are as follows:

Proposal	Vote Required	Discretionary Voting Permitted?
Election of Directors	Plurality	No
Ratification of Ernst & Young LLP	Majority	Yes
Non-Binding Advisory Vote to Approve the Compensation of Our Named Executive Officers	Majority	No

“Discretionary Voting Permitted” means that brokers will have discretionary voting authority with respect to shares held in street name for their clients, even if the broker does not receive voting instructions from their client.

“Majority” means a majority of the votes properly cast for and against such matter.

“Plurality” means a plurality of the votes properly cast on such matter. For the election of directors, the three nominees receiving the highest number of affirmative votes properly cast will be elected as directors.

The vote required and method of calculation for the proposals to be considered at the Annual Meeting are as follows:

Proposal One—Election of Directors. If a quorum is present, the three director nominees receiving the highest number of affirmative votes properly cast, submitted in person or by proxy, will be elected as directors. You may vote “FOR” one or more nominees or “WITHHOLD” from one or more nominees by specifying your vote for each nominee on your proxy card. This proposal is not considered to be a discretionary item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Withheld votes and broker non-votes will have no effect on the outcome of the election of the directors. Our charter and our bylaws do not provide for cumulative voting in the election of directors.

Proposal Two—Approval of the Ratification of Ernst & Young LLP as the Independent Registered Public Accounting Firm. Approval of this proposal requires the affirmative vote of a majority of the votes properly cast for and against such matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. If you abstain from voting on this matter, your shares will not be counted as “votes cast” with respect to such matter, and the abstention will have no effect on the proposal. This proposal is considered to be a discretionary item, and your broker will be able to vote on this proposal even if it does not receive instructions from you. Accordingly, we do not anticipate that there will be any broker non-votes on this proposal; however, any broker non-votes will not be counted as “votes cast” and will therefore have no effect on the proposal.

Proposal Three—Non-Binding Advisory Vote to Approve the Compensation of Our Named Executive Officers. Approval of this non-binding advisory proposal requires the affirmative vote of a majority of the votes properly cast for and against such matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. If you abstain from voting on this matter, your shares will not be counted as “votes cast” with respect to such matter, and the abstention will have no effect on the proposal. This proposal is not considered to be a discretionary item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Abstentions and broker non-votes will have no effect on the outcome of this proposal.

We request that you vote your shares by proxy following the methods as instructed by the Notice: over the Internet, by telephone or by mail. If you choose to vote by mail, your shares will be voted in accordance with your voting instructions if the proxy card is received prior to or at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (i) the election of each of the Company’s three (3) nominees as Class I directors; (ii) the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023; (iii) the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and (iv) as the proxy holder deems advisable, in his or her discretion, on other matters that may properly come before the Annual Meeting.

Voting by Proxy over the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote by proxy by mail, over the Internet or by telephone. Instructions for voting by proxy over the Internet or by telephone are set forth on the Notice. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on Monday, June 5, 2023. The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this Proxy Statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing an instrument revoking it with the Company’s Secretary or by submitting a duly executed proxy bearing a later date than such proxy prior to the time of the Annual Meeting. Stockholders who have voted by proxy over the Internet or by telephone or have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to notify the Secretary in writing prior to the time of the Annual Meeting. We request that all such written notices of revocation to the Company be addressed to Cindy R. Tahl, Secretary, c/o Fate Therapeutics, Inc., at the address of our principal executive offices at 12278 Scripps Summit Drive, San Diego, CA 92131. Our telephone number is (858) 875-1800. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone.

Voting Results

We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

Stockholder Proposals to be Presented at the Next Annual Meeting

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit proposals to the Board of Directors to be presented at the 2024 annual meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at our principal executive offices at the address set forth above no later than December 22, 2023 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting. If the date of the 2024 annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC. A proposal submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered untimely if received after March 7, 2024.

Our Amended and Restated Bylaws (“Bylaws”) also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than February 7, 2024 and no later than March 8, 2024. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 7, 2024. Stockholder proposals and the required notice submitted by mail should be addressed to our Secretary at our principal executive offices at the address set forth above.

The Board of Directors, a designated committee thereof or the chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our certificate of incorporation provides for a Board of Directors that is divided into three classes. The term for each class is three years, staggered over time. This year, the term of the directors in Class I expires. Each of our Class I directors will stand for re-election at the Annual Meeting. Our Board of Directors is currently comprised of ten members. If each of the Class I director nominees is elected at the Annual Meeting, the composition of our Board of Directors will be as follows: Class I—Drs. Robert S. Epstein, John D. Mendlein and Karin Jooss; Class II—Drs. Robert Hershberg, William H. Rastetter, and Yuan Xu and Mr. Michael Lee; and Class III—Dr. Shefali Agarwal and Messrs. J. Scott Wolchko and Timothy P. Coughlin.

In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the nominees designated below to serve until the 2026 Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. Each nominee is currently a director. The Board of Directors expects that each nominee will be available to serve as a director, but if any such nominee should become unavailable or unwilling to stand for election, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board of Directors. The biographies of our directors and their ages as of April 1, 2023 are set forth below.

Name	Age	Position
J. Scott Wolchko	52	President, Chief Executive Officer and Director
William H. Rastetter, Ph.D.(1)	74	Chairman of the Board
John D. Mendlein, Ph.D., J.D.	63	Vice Chairman of the Board
Timothy P. Coughlin(1)(2)	56	Director
Robert S. Epstein, M.D., M.S.(1)(3)	67	Director
Robert Hershberg, M.D., Ph.D.(3)	60	Director
Michael Lee	44	Director
Karin Jooss, Ph.D.(2)	58	Director
Dr. Shefali Agarwal(3)	49	Director
Yuan Xu, Ph.D.(2)	55	Director

(1)	Member of the Audit Committee of the Board of Directors (the “Audit Committee”).
(2)	Member of the Compensation Committee of the Board of Directors (the “Compensation Committee”).
(3)	Member of the Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating and Corporate Governance Committee”).

Nominees for Director

Class I:

The Board of Directors recommends that you vote FOR the following nominees.

The persons listed below are nominated for election to Class I of the Board of Directors to serve a three-year term ending at the 2026 Annual Meeting of Stockholders and until their successors are elected and qualified.

Robert S. Epstein, M.D., M.S. has served as a director since March 2014. Dr. Epstein is an epidemiologist and strategic consultant to life sciences companies and serves as a director on the boards of Veracyte, Inc., a molecular diagnostic company, and Illumina, Inc., a life sciences company. From August 2010 to April 2012, Dr. Epstein served as President of the Medco-UBC Division and Chief Research and Development Officer of Medco Health Solutions, Inc. (“Medco”), a managed healthcare company. In this role, Dr. Epstein was responsible for all of Medco’s clinical research initiatives, including the Medco Research Consortium and United BioSource Corporation. Dr. Epstein served as Senior Vice President and Chief Medical Officer from 1997 to August 2010 at Medco and was appointed President of the Medco Research Institute in 2009. Before joining the private sector, Dr. Epstein was trained as an epidemiologist and held various positions in public health and academia. He is a past elected President of the International Society of Pharmacoeconomics and Outcomes Research and has served on the board of directors for the Drug Information Association. In 2008, Dr. Epstein was nominated and elected to the Federal CDC EGAPP (Evaluation of Genomic Applications in Practice & Prevention) Stakeholder Committee, and the AHRQ CERT (Centers for Education and Research on Therapeutics) Committee. Dr. Epstein holds a B.S. and an M.D. from the University of Michigan and an M.S. from the University of Maryland.

The Board of Directors has determined that Dr. Epstein’s extensive operating, commercial, and senior management experience in the biotechnology industry, as well as his expertise in health economics, qualifies him to serve as a member of our Board of Directors.

John D. Mendlein, Ph.D., J.D. has served as our Vice Chairman of the Board of Directors since November 2011 and a director since April 2008, and previously served as the founding Chairman of our Board of Directors and as our Chief Science Officer. Dr. Mendlein has served as an Executive Partner of Flagship Pioneering, an innovation firm, since February 2019. Prior to that, Dr. Mendlein served as President, Corporate and Product Strategy, of Moderna, Inc. (formerly known as Moderna Therapeutics, Inc.) (“Moderna”), a clinical stage biopharmaceutical company, from January 2018 to February 2019. Dr. Mendlein also served as Chief Executive Officer of aTyr Pharma, Inc. from September 2011 to November 2017, and served as Executive Chairman of its board of directors from July 2010 to December 2015. He also held board positions with Axcella Health, Inc., an amino acid biologics company, The BIO (Biotechnology Industry Organization) emerging companies board, Editas Medicine, Inc., a genome editing company, and Moderna Therapeutics, Inc. Dr. Mendlein previously served from 2005 to 2008 as the Chief Executive Officer of Adnexus Therapeutics, Inc., a biopharmaceutical company, which was purchased by Bristol-Myers Squibb (“BMY”) in 2008. Dr. Mendlein also served on the board of directors of Monogram Biosciences, Inc., an HIV and oncology diagnostic company that was acquired by Laboratory Corporation of America Holdings in 2009. Before that, he served as Chairman and Chief Executive Officer of Affinium Pharmaceuticals Ltd. (acquired by Debiopharm Group) from 2000 to 2005, and board member, General Counsel and Chief Knowledge Officer at Aurora Bioscience Corporation (acquired by Vertex Pharmaceuticals, Inc.) from August 1996 to September 2001. Dr. Mendlein holds a Ph.D. in physiology and biophysics from the University of California, Los Angeles, a J.D. from the University of California College of the Law, San Francisco and a B.S. in biology from the University of Miami.

The Board of Directors has determined that Dr. Mendlein’s extensive business and leadership experience in the biotechnology industry qualifies him to serve as a member of our Board of Directors.

Karin Jooss, Ph.D. has served as a director since March 2019. She has served as Executive Vice President of Research and Chief Scientific Officer of Gritstone Bio, Inc. (“Gritstone”) (formerly Gritstone Oncology, Inc.), a clinical-stage biotechnology company developing cancer and infectious disease immunotherapies, since April 2016, and as Executive Vice President and Head of R&D since March 2021. Prior to Gritstone, from May 2009 to April 2016, Dr. Jooss served as head of cancer immuno-therapeutics in the vaccine immuno-therapeutics department at Pfizer, Inc. (“Pfizer”), a public pharmaceutical company, where she was also a member of the vaccine immuno-therapeutics leadership team and served as head of the immuno-pharmacology team. Prior to joining Pfizer, Dr. Jooss served as Vice President of research at Cell Genesys, Inc. (“Cell Genesys”), from June 2005 to April 2009, and as Senior Director of Research at Cell Genesys from July 2001 to June 2005. She is on the editorial board of Molecular Therapy and the Journal of Gene Medicine and is a member of the Immunology and Educational Committee of the American Society of Gene & Cell Therapy and the Industry Task Force of the Society for Immunotherapy of Cancer. Dr. Jooss received her diploma in theoretical medicine and a Ph.D. in molecular biology and immunology from the University of Marburg in Germany, and performed postgraduate work in gene therapy and immunology at the University of Pennsylvania.

The Board of Directors believes Dr. Jooss is qualified to serve on our Board of Directors due to her extensive experience in the biotechnology industry.

Class II: Currently Serving Until the 2024 Annual Meeting

Robert Hershberg, M.D., Ph.D. has served as a director since May 2020. Dr. Hershberg has served as the Chief Executive Officer, President and Chair of the Board of HilleVax, Inc. (“Hillevax”) since January 2021 and is currently a Venture Partner at Frazier Healthcare Partners since March 2020. He also served as the Executive Vice President and Head of Business Development and Global Alliances at Celgene Corporation (“Celgene”), a global biopharmaceutical company (acquired by Bristol-Myers Squibb in 2019) from April 2017 to March 2020. He was employed in positions of ascending responsibility at Celgene since joining the company in 2014 including his role as Chief Scientific Officer. Prior to Celgene, Dr. Hershberg served several roles at VentiRx Pharmaceuticals, a clinical-stage biopharmaceutical company which he co-founded in 2006, and was Chief Executive Officer from September 2012 until the company’s acquisition by Celgene in February 2017. Dr. Hershberg currently serves on the board of directors of Adaptive Biotechnology, Recursion Therapeutics, and Hillevax (where he serves as chief executive officer). He is also an independent board member of Cajal Neuroscience, a privately held company. He holds a Ph.D. in biology from the University of California, San Diego’s Affiliated Ph.D. program with the Salk Institute and an M.D. and Bachelor’s degree from the University of California, Los Angeles.

The Board of Directors believes that Dr. Hershberg is qualified to serve on our Board of Directors due to his broad leadership experience on various boards and his leadership experience in the biotechnology industry.

William H. Rastetter, Ph.D. has served as Chairman of the Board and a director since November 2011. From February 2012 to October 2012, he also served as our interim Chief Executive Officer. He is a Co-Founder of Receptos, Inc., a biopharmaceutical company that is a wholly-owned subsidiary of Celgene, where he served as a director and Chairman of the Board from 2009 to 2015, and was Acting Chief Executive Officer from May 2009 to November 2010. Dr. Rastetter also served as the Chairman of Illumina, Inc. (“Illumina”) from 2005 to 2016, as a director of Illumina from 1998 to 2016. He was a founding director, interim Chief Executive Officer, and Chairman of Grail, Inc. which was acquired by Illumina in 2021. Dr. Rastetter currently serves as the Chairman of Neurocrine Biosciences, Inc., as a director of Regulus Therapeutics, Inc., and as Chairman of Daré Bioscience, Inc., previously known as Cerulean Pharma, Inc. He is also an independent board member of Entos, Inc., a privately held company. He also serves as an advisor to Illumina Ventures, a genomics focused venture firm. Dr. Rastetter served as a Partner at the venture capital firm Venrock from 2006 to February 2013. Prior to that, Dr. Rastetter was Executive Chairman of Biogen Idec, from the merger of the two companies (Biogen and Idec Pharmaceuticals) in 2003 through the end of 2005. He joined Idec Pharmaceuticals at its founding in 1986 and served as Chairman and Chief Executive Officer. At Idec Pharmaceuticals he was a co-inventor of rituximab, the first monoclonal antibody approved by the FDA for cancer therapy. Prior to Idec Pharmaceuticals, he was director of Corporate Ventures at Genentech, Inc. (“Genentech”) and also served in a scientific capacity at Genentech. Dr. Rastetter held various faculty positions at the Massachusetts Institute of Technology and Harvard University and was an Alfred P. Sloan Fellow. Dr. Rastetter holds a Ph.D. and M.A. in chemistry from Harvard University and an S.B. in chemistry from the Massachusetts Institute of Technology.

The Board of Directors believes Dr. Rastetter is qualified to serve on our Board of Directors due to his extensive experience in the biotechnology industry, his broad leadership experience with Idec Pharmaceuticals and on several boards of biotechnology companies, and his experience with financial matters.

Michael Lee has served as a director since July 2018. Mr. Lee has served as Co-Founder and Portfolio Manager at Redmile Group, LLC (“Redmile”) since 2007. Prior to Redmile, Mr. Lee worked as a biotechnology investor at Steeple Capital, and as an analyst at Welch Capital Partners and Prudential Equity Group. Mr. Lee currently serves on the board of directors of IGM Biosciences, Inc. and Shattuck Labs, Inc. Mr. Lee holds a B.S. in Molecular and Cellular Biology from the University of Arizona.

The Board of Directors has determined that Mr. Lee’s extensive business and leadership experience in the biotechnology industry qualifies him to serve as a member of our Board of Directors.

Yuan Xu, Ph.D. has served as a director since August 2021. She has served as an independent director on the board of Akero Therapeutics since April 2021, and a member of the board of directors of Xilio Therapeutics, a biotechnology company, since January 2022. Previously, she served as a board member and Chief Executive Officer for Legend Biotech Co. from March 2018 to August 2020, playing a leading role in its initial public offering. Dr. Xu’s prior career as a senior executive includes Senior Vice President leading Merck’s Biologics & Vaccines subdivision from August 2015 to August 2017, as well as leading biopharmaceutical development and manufacturing groups for Gilead, Novartis and GlaxoSmithKline. In her early career, Dr. Xu held various scientific, regulatory and operations roles at Amgen, Chiron and Genentech. Dr. Xu received a B.S. in biochemistry from Nanjing University and a Ph.D. in biochemistry from the University of Maryland, and she completed her postdoctoral training in virology and gene therapy at the University of California, San Diego.

The Board of Directors believes Dr. Xu is qualified to serve on our Board of Directors due to her long-standing track record of executive and scientific leadership in biopharmaceutical research, development, manufacturing, commercialization and life-cycle management.

Class III: Currently Serving Until the 2025 Annual Meeting

Timothy P. Coughlin has served as a director since August 2013. Mr. Coughlin is the former Chief Financial Officer of Neurocrine Biosciences, Inc. (“Neurocrine”), a biopharmaceutical company that has received FDA approval for INGREZZA® (valbenazine) and ORILISSA® (elagolix), both of which were discovered and developed during his tenure at Neurocrine from 2002 to 2018. Mr. Coughlin serves on the board of directors of Travere Therapeutics, Inc. and aTyr Pharma, Inc., both biotechnology companies, and also served on the board of directors of Peloton Therapeutics, Inc. prior to its sale to Merck in 2019. Prior to joining Neurocrine, he was with Catholic Health Initiatives, a nationwide integrated healthcare delivery system, where he served as Vice President of Financial Services. Mr. Coughlin also served as a Senior Manager in the Health Sciences practice of Ernst & Young LLP and its predecessors from 1989 to 1999. Mr. Coughlin holds a master’s degree in international business from San Diego State University and a bachelor’s degree in accounting from Temple University. Mr. Coughlin is a certified public accountant in both California and Pennsylvania.

The Board of Directors believes Mr. Coughlin is qualified to serve on our Board of Directors due to his extensive background in financial and accounting matters for public companies and his leadership experience in the biotechnology industry, including his tenure at Neurocrine.

J. Scott Wolchko has served as our President and Chief Executive Officer since December 2015, as a director since October 2015, and as our Chief Operating Officer since February 2013. Mr. Wolchko also served as our Chief Financial Officer from the commencement of our operations in September 2007 until August 2020. Mr. Wolchko began his career in 1994 as an investment banker with Morgan Stanley & Co., serving in the firm’s New York City and Menlo Park, California offices. As a member of the firm’s Investment Banking Health Care Group, he assisted emerging growth companies in the life sciences sector complete capital-raising and M&A transactions. Prior to joining us, from July 2001 to September 2007, Mr. Wolchko served as the Chief Financial Officer of Bocada, Inc., an enterprise software company that specializes in data protection management. Mr. Wolchko holds an M.S. in biochemical engineering from the University of Virginia, and a B.S. in biomedical engineering from the University of Vermont.

The Board of Directors believes Mr. Wolchko’s extensive leadership, executive, managerial, business and healthcare industry experience qualifies him to serve as a member of our Board of Directors. In addition, Mr. Wolchko’s day-to-day management and intimate knowledge of our business and operations provide our Board with an in-depth understanding of the Company.

Dr. Shefali Agarwal has served as a director since July 2019. Dr. Agarwal currently serves as the President and Chief Executive Officer and Chair of the Board of Directors of Onxeo S.A. (“Onxeo”), a clinical stage biotechnology company developing drugs targeting DNA Damage Response, where she has served as Chair of the Board of Directors since June 2021. Prior to her appointment as President and Chief Executive Officer of Onxeo in April 2022, Dr. Agarwal was the Executive Vice President, Chief Medical and Development Officer of Epizyme, Inc., a clinical-stage company developing novel epigenetic therapies for cancer and other serious diseases, where she led the global clinical development and regulatory strategy for tazemetostat for the treatment of cancer from July 2018 to April 2022, and continues to serve as a senior medical advisor and interim Chief Medical and Development Officer. Prior to joining Epizyme in July 2018, Dr. Agarwal served as Chief Medical Officer at SQZ Biotech Inc. between July 2017 and May 2018, where she built and led the clinical development organization, which included clinical research operations and regulatory functions. Dr. Agarwal has also held senior leadership positions at Curis, Inc. from July 2016 to July 2017, where she oversaw the Phase 2 study of its dual HDAC/PI3K inhibitor in diffuse large B-cell lymphoma, and at Tesaro, Inc. from July 2013 to February 2017, where she served as the clinical lead for the New Drug Application and the European Medicines Agency regulatory submissions and supported the commercial launch of ZEJULA® (niraparib) in ovarian cancer. She has also held positions at Covidien plc (acquired by Medtronic, Inc.), AVEO Oncology and Pfizer, and led clinical research in the Department of Anesthesiology and Critical Care Medicine at Johns Hopkins University. Dr. Agarwal received her master’s degree in public health from Johns Hopkins University, her M.S. in business from the University of Baltimore, and her medical degree (M.B.B.S.) from Karnataka University.

The Board of Directors believes Dr. Agarwal is qualified to serve on our Board of Directors due to her extensive experience in the biotechnology industry.

Required Vote

The three (3) nominees for Class I director receiving the highest number of affirmative votes of all the votes properly cast shall each be elected as a director to serve until the 2026 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE THREE NOMINEES FOR CLASS I DIRECTOR LISTED ABOVE.

CORPORATE GOVERNANCE

Board of Directors’ Role in Risk Management

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations and intellectual property. Management is responsible for the management of risks we face, on an on-going, day-to-day basis, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of our Board of Directors in overseeing the management of our risks is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board of Directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our company, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next board meeting. This enables our Board of Directors and its committees to coordinate the risk oversight role, as well as information regarding on-going risk management activities, particularly with respect to risk interrelationships.

Board of Directors and Committees of the Board

During 2022, the Board of Directors held a total of four meetings. During the year ended December 31, 2022, each of the directors then in office, except for Dr. Hershberg, attended at least 75% of the aggregate of the number of Board of Directors meetings and the number of meetings held by all committees of the Board of Directors on which such director served.

Our Board of Directors has determined that all of our directors, except for Mr. Wolchko, are independent, as determined in accordance with the rules of The Nasdaq Stock Market (“Nasdaq”) and the SEC. In making such independence determination, the Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our Board of Directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is composed entirely of independent directors in accordance with current Nasdaq listing standards. Furthermore, our Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the SEC. Copies of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters and our code of business conduct and ethics are available, free of charge, on our website at http://ir.fatetherapeutics.com/corporate-profile.

Our Board of Directors also has a standing Science & Technology Committee, which is an advisory committee.

Audit Committee

Mr. Coughlin and Drs. Rastetter and Epstein currently serve on the Audit Committee, which is chaired by Mr. Coughlin. Our Board of Directors has designated Mr. Coughlin as an “Audit Committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•

reviewing the overall audit plan (both internal, if applicable, and external) with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	reviewing and discussing with management and the Board items of enterprise risk beyond financial risk and management of financial statements;

•	preparing or overseeing the Audit Committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders;

•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions;

•	reviewing quarterly earnings releases; and

•	reviewing, assessing and considering, in consultation with management and the Board of Directors, as appropriate, our overall risk management policies and procedures.

During 2022, the Audit Committee held four meetings.

Compensation Committee

Drs. Jooss and Xu and Mr. Coughlin currently serve on the Compensation Committee, which is chaired by Dr. Jooss. Dr. Jooss was appointed as Chairperson of the Compensation Committee and Dr. Xu was appointed as a member of the Compensation Committee in February 2023. Dr. Mendlein previously served as a member and Chairperson of the Compensation Committee from May 2018 to February 2023. The Compensation Committee’s responsibilities include:

•

reviewing and approving, or upon the request of the Board of Directors, reviewing and recommending for approval by the Board of Directors, the corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”);

•

evaluating the performance of our CEO in light of such corporate goals and objectives and determining and approving, or at the request of the Board of Directors, recommending to the Board of Directors based on such evaluation, the compensation of our CEO;

•

reviewing and approving the compensation, including with respect to any cash compensation (including severance), incentive compensation plans, equity-based plans, perquisites and other benefits, of our other executive officers;

•	overseeing the Company’s overall compensation structure, policies and programs applicable to directors, executives and employees;

•

reviewing management’s aggregate decisions regarding the compensation of our employees, other than executive officers, provided, that the foregoing does not limit or restrict the authority of the Compensation Committee to review and approve compensation for all such employees;

•	overseeing and administering our incentive compensation and equity-based plans for employees and approving all forms of award agreement and/or sub-plans adopted thereunder;

•	evaluating and assessing potential and current compensation advisers in accordance with the independence standards identified in the applicable Nasdaq and SEC rules;

•	retaining and approving the compensation of any compensation advisers;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation;

•

reviewing our overall employee compensation structure, policies and programs, plans, and short and long-term strategies with respect to any cash, incentives and other compensation plans, and with respect to healthcare-related and other benefit programs; and

•

administering and, if determined to be necessary, amending our 401(k) plan, and any other material non-equity-based compensation plan; provided that the Compensation Committee may delegate routine administration of such plans to an administrative committee consisting of one or more of our officers or other employees.

During 2022, the Compensation Committee held five meetings.

Nominating and Corporate Governance Committee

Drs. Epstein, Agarwal, and Hershberg currently serve on the Nominating and Corporate Governance Committee, which is chaired by Dr. Epstein. Dr. Xu previously served as a member of the Nominating and Corporate Governance Committee from February 2022 to February 2023. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board of Directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating Board of Director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the Board of Directors a set of corporate governance guidelines; and

•	overseeing the evaluation of the Board of Directors.

During 2022, the Nominating and Corporate Governance Committee held three meetings.

Science & Technology Committee (Advisory)

Our Board of Directors formed a Science & Technology Committee in September 2019. Drs. Agarwal, Jooss, Hershberg, Mendlein, and Xu and Mr. Lee currently serve on the Science & Technology Committee, which is chaired by Dr. Agarwal. The Science & Technology Committee’s responsibilities include assisting the Board’s oversight of our research and development activities and advising the Board with respect to strategic and clinical considerations.

Board Leadership

The positions of our Chairman of the Board and CEO are presently separated at Fate. Separating these positions allows our CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the CEO must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman of the Board, particularly as our Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors.

While our Bylaws and corporate governance guidelines do not require that our Chairman of the Board and CEO positions be separate, our Board of Directors believes that having separate positions and having an independent outside director serve as Chairman of the Board is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. Our separate Chairman of the Board and CEO positions are augmented by the independence of nine of our ten directors, and our three entirely independent Board committees that provide appropriate oversight in the areas described above. At executive sessions of independent directors, these directors speak candidly on any matter of interest, without the CEO or other executives present. The independent directors met two times in 2022 without management present. We believe this structure provides consistent and effective oversight of our management and the Company.

Board Diversity

Our Board of Directors believes that directors who provide a significant breadth of experience, knowledge and abilities in areas relevant to our business, while also representing a diversity in race, ethnicity and gender, contribute to a well-balanced and effective board. Presently, three of our directors self-identify as female and three directors self-identify as having a demographic background from an underrepresented community.

As required by rules of the Nasdaq Stock Market that were approved by the Securities and Exchange Commission in August 2021, we are providing information about the gender and demographic diversity of our directors in the format required by Nasdaq rules. The information in the matrix below is based solely on information provided by our directors about their gender and demographic self-identification. Directors who did not answer or indicated that they preferred not to answer a question are shown as “did not disclose gender” or “did not disclose demographic background” below.

Board Diversity Matrix (As of April 1, 2023)

Total Number of Directors	10

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	7	0	0

Part II: Demographic Background

African American	0	0	0	0

Board Diversity Matrix (As of April 1, 2023)

	Female	Male	Non-Binary	Did Not Disclose Gender

Alaskan Native	0	0	0	0

Asian	2	1	0	0

Black	0	0	0	0

Hispanic	0	0	0	0

Latino	0	0	0	0

Native American	0	0	0	0

Native Hawaiian	0	0	0	0

Native Hawaiian	0	0	0	0

Pacific Islander	0	0	0	0

White	1	6	0	0

Gay

Lesbian

Bisexual

Transgender

Did Not Disclose Demographic Background	0

Director Nominations

The director qualifications developed to date focus on what our Board believes to be essential competencies to effectively serve on the Board of Directors. The Nominating and Corporate Governance Committee must reassess such criteria annually and submit any proposed changes to the Board of Directors for approval. Presently, at a minimum, the Nominating and Corporate Governance Committee must be satisfied that each nominee it recommends has the highest personal and professional integrity, demonstrates exceptional ability and judgment and shall be most effective, in conjunction with the other nominees to the Board of Directors, in collectively serving the long-term interests of the stockholders.

In addition to those minimum qualifications, the Nominating and Corporate Governance Committee recommends that our Board of Directors select persons for nomination to help ensure that:

•	a majority of our Board is “independent” in accordance with Nasdaq standards;

•	each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be comprised entirely of independent directors; and

•

at least one member of the Audit Committee shall have the experience, education and other qualifications necessary to qualify as an “Audit Committee financial expert” as defined by the rules of the SEC.

In addition to other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and compensation of the Board of Directors, the Nominating and Corporate Governance Committee considers the following factors when recommending that our Board select persons for nomination:

•	whether a nominee has direct experience in the biotechnology or pharmaceuticals industry or in the markets in which the Company operates;

•	whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience; and

•

achieving diversity within the Board of Directors and adhering to the philosophy of maintaining an environment free from discrimination on the basis of race, color, religion, sex, sexual orientation, gender identity, age, national origin, disability, veteran status or any protected category under applicable law, which would include considering a nominee’s diverse background, skills and experience, including appropriate financial, scientific, medical and other expertise relevant to our business.

The Nominating and Corporate Governance Committee adheres to the following process for identifying and evaluating nominees for the Board of Directors. First, it solicits recommendations for nominees from non-employee directors, our CEO, other executive officers, third-party search firms or any other source it deems appropriate. The Nominating and Corporate Governance Committee then reviews and evaluates the qualifications of proposed nominees and conducts inquiries it deems appropriate; all proposed nominees are evaluated in the same manner, regardless of who initially recommended such nominee. In reviewing and evaluating proposed nominees, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by our Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed nominee, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board. This process is designed to provide that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial, scientific, medical and other expertise relevant to the business of the Company. Additionally, the Nominating and Corporate Governance Committee considers whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, and is committed to actively seeking out highly qualified women and minority candidates, as well as candidates with diverse backgrounds, skills and experiences, to include in the pool from which Board nominees are chosen. The Nominating and Corporate Governance Committee assesses its own performance on a periodic basis, and in doing so, gives consideration to its implementation of, and the results achieved through, this process.

If the Nominating and Corporate Governance Committee decides to retain a third-party search firm to identify proposed nominees, it has sole authority to retain and terminate such firm and to approve any such firm’s fees and other retention terms.

Each nominee for election as director at the 2023 Annual Meeting is recommended by the Nominating and Corporate Governance Committee and is presently a director and stands for re-election by the stockholders. From time to time, the Company may pay fees to third-party search firms to assist in identifying and evaluating potential nominees, although no such fees have been paid in connection with nominations to be acted upon at the 2023 Annual Meeting.

Pursuant to our Bylaws, stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record at the time of giving the notice, entitled to vote at the meeting, present (in person or by proxy) at the meeting and must comply with the notice procedures in our Bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination may not be made at a special meeting unless such special meeting is held in lieu of an annual meeting. The stockholder’s notice must include the following information for the person making the nomination:

•	name and address;

•	the class and number of shares of the Company owned beneficially or of record;

•

disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price of value of shares of the Company;

•

any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

•	any agreement, arrangement, understanding or relationship engaged in for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Company;

•	any rights to dividends on the shares that are separate from the underlying shares;

•	any performance related fees that the nominating person is entitled to, based on any increase or decrease in the value of any shares of the Company;

•

a description of all agreements, arrangements or understandings by and between the proposing stockholder and another person relating to the proposed business (including an identification of each party to such agreement, arrangement or understanding and the names, addresses and class and number of shares owned beneficially or of record of other stockholders known by the proposing stockholder support such proposed business);

•

a statement whether or not the proposing stockholder will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all shares of capital stock required to approve the proposal or, in the case of director nominations, at least the percentage of voting power of all of the shares of capital stock reasonably believed by the proposing stockholder to be sufficient to elect the nominee; and

•	any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

With respect to proposed director nominees, the stockholder’s notice must include all information required to be disclosed in a proxy statement in connection with a contested election of directors or otherwise required pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

For matters other than the election of directors, the stockholder’s notice must also include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder(s) proposing the business.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

The Board of Directors, a designated committee thereof or the chairman of the meeting will determine if the procedures in our Bylaws have been followed, and if not, declare that the proposal or nomination be disregarded.

The nominee must be willing to provide any other information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation of the nominee’s independence. There have been no material changes to the process by which stockholders may recommend nominees to our Board of Directors.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors c/o the Corporate Secretary at our principal executive offices at the address set forth above. The Secretary will review all correspondence addressed to the

Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. Such items may not be forwarded to the Board or individual Board member but will be made available to any non-management director upon request. Stockholders may also communicate online with our Board of Directors as a group by accessing our website (www.fatetherapeutics.com) and selecting the “Investors” tab.

Director Attendance at Annual Meetings

Directors are encouraged to attend the Annual Meeting. Eight of our directors attended the 2022 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or has at any time during the past fiscal year been, an officer or employee of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of the members of the Compensation Committee has formerly been an officer of the Company. None of our executive officers serve, or in the past fiscal year, have served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy in Effect Through April 2023

Our Board of Directors has a non-employee director compensation policy that is designed to provide a total compensation package which enables us to attract and retain, on a long-term basis, high-caliber non-employee directors. Under this policy, all non-employee directors are paid cash compensation for service on the Board of Directors and committees of the Board of Directors as set forth below, prorated based on days of service during a calendar year.

Board of Directors	Annual Retainer
All non-employee members	$40,000
Additional retainer for Chairperson	$35,000

Additional Annual Retainer
Audit Committee:
Chairperson	$15,000
Non-Chairperson members	$7,500
Compensation Committee:
Chairperson	$12,000
Non-Chairperson members	$6,000
Nominating and Corporate Governance Committee:
Chairperson	$10,000
Non-Chairperson members	$5,000
Science & Technology Committee:
Chairperson	$12,000
Non-Chairperson members	$6,000

In addition, under the policy as in effect in 2022, each new non-employee director initially appointed or elected to our Board of Directors was eligible to receive (i) an option grant to purchase an amount of shares of our common stock with an aggregate grant date fair value of $400,000, subject to vesting in equal monthly installments during the three years following the grant date, and (ii) a grant of restricted stock units (“RSUs”) with an aggregate grant date fair value of $400,000, subject to vesting in three (3) equal annual installments during the three years following the grant date, in each case subject to the director’s continued service on our Board of Directors. Thereafter, on the date of each annual meeting of stockholders, each continuing non-employee director was eligible to receive (i) an annual option grant to purchase an amount of shares of our common stock with an aggregate grant date fair value of $200,000, subject to vesting in full upon the earlier of the first anniversary of the date of grant or the date of the following annual meeting of stockholders, and (ii) a grant of RSUs with an aggregate grant date fair value of $200,000, subject to vesting in full upon the earlier of the first anniversary of the date of grant or the date of the following annual meeting of stockholders, subject to the director’s continued service on our Board of Directors. All of the foregoing options were to be granted with an exercise price per share equal to the fair market value of a share of our common stock on the date of grant.

We have agreed to reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board and committee meetings.

Non-Employee Director Compensation Policy in Effect Starting April 2023

At the recommendation of our Compensation Committee, we adopted an Amended and Restated Non-Employee Director Compensation Policy in April 2023. Under the amended policy, in lieu of the equity awards described above, each new non-employee director initially appointed or elected to our Board of Directors will receive an option grant to purchase 80,000 shares of our common stock, subject to vesting in equal monthly installments during the three years following the grant date, subject to the director’s continued service on our Board of Directors. Thereafter, on the date of each annual meeting of stockholders, each continuing non-employee director will be eligible to receive an annual option grant to purchase 40,000 shares of our common stock, subject to vesting in full upon the earlier of the first anniversary of the date of grant or the date of the following annual meeting of stockholders, subject to the director’s continued service on our Board of Directors. All of the foregoing options will be granted with an exercise price per share equal to the fair market value of a share of our common stock on the date of grant. In the event of a change in control, each outstanding equity retainer award granted pursuant to the Amended Policy will become 100% vested and exercisable.

Director Compensation Table—2022

The following table sets forth information with respect to the compensation earned by our non-employee directors during the fiscal year ended December 31, 2022. Mr. Wolchko did not receive compensation for service on the Board of Directors, and the compensation paid to Mr. Wolchko as a named executive officer of the Company is set forth under the heading “Compensation of Executive Officers—Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation	Total ($)
Timothy P. Coughlin(3)	$61,000	$203,102	$199,992	$—	$464,094
Robert S. Epstein, M.D., M.S.(4)	$57,500	$203,102	$199,992	$—	$460,594
Michael Lee (5)	$46,000	$203,102	$199,992	$—	$449,094
John D. Mendlein, Ph.D., J.D.(6)	$58,000	$203,102	$199,992	$—	$461,094
Robert Hershberg, M.D. Ph.D.(7)	$51,000	$203,102	$199,992	$—	$454,094
William H. Rastetter, Ph.D. (Chairman)(8)	$82,500	$203,102	$199,992	$—	$485,594
Karin Jooss, Ph.D.(9)	$52,000	$203,102	$199,992	$—	$455,094
Shefali Agarwal(10)	$57,000	$203,102	$199,992	$—	$460,094
Yuan Xu, Ph.D.(11)	$49,533	$203,102	$199,992	$—	$452,627

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the RSUs granted during 2022, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed in February 2023. These amounts do not reflect the actual economic value that may be realized by the directors upon the vesting or settlement of the restricted stock units, or the sale of the common stock underlying such awards.

(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2022, computed in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed in February 2023. These amounts do not reflect the actual economic value that may be realized by the directors upon the exercise of the stock options or the sale of the common stock underlying such stock options.

(3)	Mr. Coughlin held stock options to purchase an aggregate of 157,303 shares of common stock and 8,650 RSUs as of December 31, 2022.
(4)	Dr. Epstein held stock options to purchase an aggregate of 154,227 shares of common stock and 8,650 RSUs as of December 31, 2022.
(5)

Mr. Lee held stock options to purchase an aggregate of 72,227 shares of common stock and 8,650 RSUs as of December 31, 2022. Mr. Lee is Co-Founder and Portfolio Manager at Redmile Group, LLC and pursuant to the internal policies of Redmile Group, LLC, Mr. Lee holds these stock options as a nominee on behalf, and for the sole benefit, of Redmile Group, LLC and has assigned all economic, pecuniary and voting rights in respect of the stock options to Redmile Group, LLC.

(6)	Dr. Mendlein held stock options to purchase an aggregate of 162,688 shares of common stock and 8,650 RSUs as of December 31, 2022.
(7)	Dr. Hershberg held stock options to purchase an aggregate of 56,227 shares of common stock and 8,650 RSUs as of December 31, 2022.
(8)	Dr. Rastetter held stock options to purchase an aggregate of 134,227 shares of common stock and 8,650 RSUs as of December 31, 2022.
(9)	Dr. Jooss held stock options to purchase an aggregate of 72,227 shares of common stock and 8,650 RSUs as of December 31, 2022.
(10)	Dr. Agarwal held stock options to purchase an aggregate of 56,227 shares of common stock and 8,650 RSUs as of December 31, 2022.
(11)	Dr. Xu held stock options to purchase an aggregate of 19,394 shares of common stock and 8,650 RSUs as of December 31, 2022.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2023. Representatives of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm, and stockholder ratification is not binding on the Company, the Board or the Audit Committee. The Company requests such ratification, however, as a matter of good corporate practice. Our Board, including our Audit Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the ratification of the selection of Ernst & Young LLP as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns, although the Audit Committee, in its discretion, may still retain Ernst & Young LLP.

The following table shows information about fees billed to the Company by Ernst & Young LLP for the fiscal years ended December 31, 2022 and 2021:

Fees billed by Ernst & Young LLP	2022	2021
Audit Fees(1)	$789,866	$818,500
Audit Related Fees	—	—
Tax Fees	$34,891	$47,380
All Other Fees	—	—
Total	$824,757	$865,880

(1)

Includes fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and the issuance of consent and comfort letters in connection with registration statements.

Audit Committee Pre-Approval Policies

The Audit Committee is directly responsible for the appointment, retention and termination, and for determining the compensation, of the Company’s independent registered public accounting firm. The Audit Committee shall pre-approve all auditing services and the terms thereof and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board), except that pre-approval is not required for the provision of non-audit services if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. The Audit Committee may delegate to the chairperson of the Audit Committee the authority to grant pre-approvals for audit and non-audit services, provided such approvals are presented to the Audit Committee at its next scheduled meeting. All services provided by Ernst & Young LLP during fiscal year 2022 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above, and all audit-related fees, tax fees and other fees during the fiscal year 2022 were approved by the Audit Committee.

Required Vote

The ratification of the selection of Ernst & Young LLP requires the affirmative vote of a majority of the votes properly cast on the proposal at the Annual Meeting. Abstentions and broker non-votes will have no effect on this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR ITS FISCAL YEAR ENDING DECEMBER 31, 2023.

PROPOSAL 3

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers, or a Say-on-Pay Vote, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. In addition, we are required under the Exchange Act to solicit our stockholders, at least once every six years, to vote, on a non-binding advisory basis, on the frequency of such Say-on-Pay Vote, or a “say-on-frequency” vote. At our 2019 Annual Meeting of Stockholders, our stockholders approved one year as the frequency for holding non-binding advisory votes to approve the compensation of our named executive officers. As part of that commitment and consistent with the results of the advisory say-on-frequency vote of our stockholders that was held at the 2019 Annual Meeting, our Board of Directors is providing the stockholders with an opportunity to partake, on an advisory basis, in a Say-on-Pay Vote. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. Our next non-binding, advisory say-on-frequency vote will be held before or during 2025.

Our compensation programs are designed to effectively align our executives’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

Stockholders are urged to read the section titled “Compensation Discussion and Analysis” in this Proxy Statement in particular, which discusses how our executive compensation policies and practices implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers, in conjunction with the section titled “Compensation of Our Executive Officers,” which provides additional information on the 2022 compensation of our named executive officers. Our Board of Directors and our Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the compensation tables and the narrative discussions that accompany the compensation tables.

Required Vote

The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the votes properly cast on the proposal at the Annual Meeting. Abstentions and broker non-votes will have no effect on this proposal.

The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or our Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE OFFICERS

The names of the executive officers of the Company, their ages as of April 1, 2023, and certain other information about them are set forth below (unless set forth elsewhere in this Proxy Statement).

Name	Age	Position
J. Scott Wolchko	52	President, Chief Executive Officer and Director
Edward J. Dulac III	48	Chief Financial Officer
Bahram Valamehr, Ph.D.	46	Chief Research and Development Officer
Cindy R. Tahl, J.D.	50	General Counsel and Corporate Secretary
Yu-Waye Chu, M.D.	55	Chief Medical Officer
Brian Powl	49	Chief Commercial Officer

The biographies of our executive officers, other than Mr. Wolchko, whose biography is set forth above, appear below.

Edward J. Dulac III, has served as our Chief Financial Officer since August 2020. Prior to joining Fate, Mr. Dulac held roles of increasing responsibility across business development, strategy and marketing at Celgene, a global biopharmaceutical company based in Summit, New Jersey. From May 2017 to February 2020, Mr. Dulac led licensing and acquisitions as Vice President of Business Development & Strategy, and from April 2016 to May 2017 he served as Head of Portfolio Analytics & Strategy at Celgene. Mr. Dulac held additional positions at Celgene including Senior Director of Business Development, and Director of Global Marketing from 2012 to 2016. From 2007 to 2012, Mr. Dulac was a biopharmaceutical analyst at Lehman Brothers Holdings Inc. and Barclays Capital Inc., prior to which he worked in corporate finance at Pfizer Inc. Mr. Dulac began his career as a retail pharmacist after earning his B.S. in Pharmacy from the University of Pittsburgh. He also holds an M.B.A. from the Kelley School of Business at Indiana University.

Bahram Valamehr, Ph.D., has served as our Chief Research and Development Officer since March 2021 and oversees all of our research and development activities. From January 2010 to March 2021, Dr. Valamehr served in roles of increasing responsibility with the Company, most recently from August 2018 to March 2021 as our Chief Development Officer, where he oversaw our early development activities including “off-the-shelf” cell therapy product candidates derived from our induced pluripotent stem cell platform. Prior to that, Dr. Valamehr played key scientific roles at Amgen, the Center for Cell Control (a “NIH Nanomedicine Development Center”), and the Broad Stem Cell Research Center developing novel methods to control pluripotency, to modulate stem cell fate including hematopoiesis and to better understand cellular signaling pathways associated with cancer. Dr. Valamehr received his Ph.D. in molecular and medical pharmacology from the University of California, Los Angeles, his M.B.A. from Pepperdine University, and his B.S. in biochemistry from the University of California, Los Angeles.

Cindy R. Tahl, J.D., has served as our General Counsel and Corporate Secretary since October 2015. Ms. Tahl previously served as our Vice President, IP and Senior Corporate Counsel from December 2013 to October 2015. From 2009 to 2013, Ms. Tahl served as our Senior Director, Intellectual Property and Corporate Counsel. From 2007 to 2009, Ms. Tahl was a technology transactions attorney at the law firm of Wilson Sonsini Goodrich and Rosati, P.C., and from 2004 to 2007 practiced intellectual property law in the New York office of Kenyon & Kenyon, LLP. Ms. Tahl received her J.D. from Boston College Law School and her B.S. in biology from the University of California, San Diego.

Yu-Waye Chu, M.D., has served as our Chief Medical Officer since February 2022, and previously served as our Senior Vice President of Clinical Development from February 2020 to February 2022. Dr. Chu oversees clinical development strategies of our product candidates. He previously served as our Vice President of Clinical Development from April 2019 to January 2020. From January 2009 to April 2019 Dr. Chu held a variety of roles at Genentech, Inc., a biotechnology corporation and subsidiary of Roche Group. From January 2018 to April

2019 he served as Associate Group Medical Director, Global Development Leader, Product Development Oncology; from July 2017 to January 2018 he served as Associate Group Medical Director, Genentech Research and Early Development; from March 2014 to July 2017 he served as Senior Medical Director, Genentech Research and Early Development; from June 2011 to March 2014 he served as Medical Director, Genentech Research and Early Development; from March 2010 to June 2011 he served as Associate Medical Director, Bio-Oncology, Genentech; and from January 2009 to March 2010 he served as Assistant Medical Director, Bio-Oncology, Genentech. Dr. Chu received his M.D. in Medicine, with a distinction in Research, from the University of Rochester School of Medicine and Dentistry and his B.A. in Molecular Biology from Princeton University.

Brian T. Powl, has served as our Chief Commercial Officer since June 2022. From September 2020 to June 2022, he served as Senior Vice President, Commercial Development & Marketing at MEI Pharma, Inc., a pharmaceutical company, where he led the commercialization efforts of a late-stage small molecule program in B-cell malignancies across marketing, sales, market access and commercial operations. From July 2018 to January 2020, Mr. Powl served as Vice President, Global Commercial CAR T lead at Celgene Corporation, a pharmaceutical company, where he oversaw a global portfolio of new cell therapy products in the hematology franchise. From January 2017 to July 2018, he served as Vice President, Global Marketing Portfolio Execution for Hematology/Oncology at Celgene Corporation. In this role he led the ex-U.S. global team to ensure operational execution of the company’s marketed portfolio of products. Prior to Celgene, he held sales and marketing positions at Novartis Oncology and Centocor, Inc. Mr. Powl holds an M.B.A. in healthcare management and marketing from the Wharton School at the University of Pennsylvania and a B.S. in biochemistry from the University of California, San Diego.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”), we provide an overview of our executive compensation philosophy and objectives as well as a description of the material components of our executive compensation program. This CD&A is intended to be read in conjunction with the tables which immediately follow this section, which provide further historical compensation information.

As of December 31, 2022, the following executive officers constituted our Named Executive Officers (collectively, our “NEOs”):

Name	Position	Tenure
J. Scott Wolchko	President, Chief Executive Officer, and Director	15 years
Edward J. Dulac III	Chief Financial Officer	2 years
Bahram Valamehr, Ph.D.	Chief Research and Development Officer	13 years
Cindy R. Tahl, J.D.	General Counsel	13 years
Yu-Waye Chu, M.D.	Chief Medical Officer	4 years
Mark Plavsic, Ph.D., D.V.M.(1)	Chief Technical Officer	1 year

(1)	In January 2023, the Company announced Dr. Plavsic’s termination from his position as the Company’s Chief Technical Officer, effective as of March 6, 2023.

Executive Summary

2022 Business Highlights

We are a clinical-stage biopharmaceutical company dedicated to bringing a first-in-class pipeline of programmed cellular immunotherapies to patients with cancer and autoimmune disorders. We have pioneered a therapeutic approach that we generally refer to as cell programming: we create and engineer human induced pluripotent stem cells (“iPSCs”) to incorporate novel synthetic controls of cell function; we generate a clonal master iPSC line for use as a renewable source of cell manufacture; and we direct the fate of the clonal master iPSC line to produce our first-in-class cell therapy product candidate. Our product candidates are designed to be well-defined and uniform in composition, be stored in inventory for off-the-shelf availability, be combined and administered with other therapies, and have broad patient reach. Utilizing this therapeutic approach, we are advancing a cell therapy pipeline comprised of off-the-shelf, multiplexed-engineered, iPSC-derived natural killer (“NK”) and T-cell product candidates that are selectively designed, incorporate novel synthetic controls of cell function, and are intended to deliver multiple mechanisms of therapeutic importance to patients.

During the twelve-month period ending December 31, 2022, we reached the following key clinical milestones:

•

B-cell Lymphoma. In our Phase 1 study of FT596, our CD19-targeted CAR NK cell product candidate for B-cell lymphoma (“BCL”), we completed enrollment in single-dose escalation cohorts of FT596 as monotherapy and in combination with CD20-targeted monoclonal antibody therapy. We also initiated and treated over 25 patients in multi-dose escalation cohorts of FT596 to continue to assess safety, tolerability, and activity. In addition, we also continued to enroll patients in our landmark Phase 1 study of FT819, our CD19-targeted CAR T-cell product candidate which we believe is the first-ever iPSC-derived T-cell product candidate to undergo clinical investigation in the world. At the 2022 American Society of Hematology (“ASH”) Annual Meeting, we presented interim safety, tolerability, and activity data from the first 11 patients treated with FT819 in the initial single-dose escalation cohorts for the treatment of relapsed / refractory BCL.

•

Multiple Myeloma. In our Phase 1 study of FT576, our BCMA-targeted CAR NK cell product candidate for multiple myeloma (“MM”), we completed enrollment in single-dose escalation cohorts of FT576 as monotherapy and in combination with CD38-targeted monoclonal antibody therapy. We also initiated multi-dose escalation cohorts of FT576 to continue to assess safety, tolerability, and activity.

At the 2022 ASH Annual Meeting, we presented interim safety, tolerability, and activity data from the first nine patients treated with FT576 in the single-dose escalation cohorts for the treatment of relapsed / refractory MM.

•

Solid Tumors. We initiated our Phase 1 clinical study of FT536, our first CAR NK cell product candidate for the treatment of advanced solid tumors. At the 2022 Society of Immunotherapy of Cancer (“SITC”), we presented interim safety, tolerability, and activity data from the first three patients treated with FT536.

In January 2023, we announced the discontinuation of our FT596 and FT536 cell therapy programs.

In addition to our clinical achievements, we continued to demonstrate our regulatory, quality, and manufacturing leadership in the GMP production of iPSC-derived cell therapy. We engaged the U.S. Food and Drug Administration (“FDA”) under our Regenerative Medicine Advanced Therapy (“RMAT”) designation for our FT516 program, and we received positive feedback regarding the production, characterization, and release of its clonal master iPSC bank for use in the routine manufacture of drug product as well as the Chemistry, Manufacturing, and Controls (“CMC”) components of our iPSC product platform, including drug product release specification. We also opened our second cGMP-compliant manufacturing facility in San Diego, California, which was commissioned and qualified and for which we were issued a drug manufacturing license by the State of California, Department of Health Services, Food and Drug Branch. The facility is intended to support all phases of clinical development as well as initial commercialization.

We also continued to demonstrate our leadership in innovation. We identified and advanced several new preclinical candidates, including under our strategic partnerships with ONO Pharmaceutical Co., Ltd. (“ONO”) and Janssen Biotech, Inc. (“Janssen”) where we achieved several collaboration milestones. Under the Janssen collaboration, Janssen exercised a clinical development and commercialization option for its first and second antigen targets during 2022, triggering a $10.0 million milestone payment to Fate from Janssen for each target. Additionally, in the fourth quarter of 2022, an IND application for a multiplexed-engineered CAR NK cell product candidate for B-cell lymphoma was allowed by the FDA under the Janssen collaboration, triggering a $3.0 million milestone payment to Fate from Janssen. The Janssen collaboration was terminated effective April 3, 2023. Under the ONO collaboration, in the fourth quarter of 2022, both ONO and Fate exercised their respective options to co-develop and co-commercialize FT825, a multiplexed-engineered CAR T-cell product candidate for solid tumors, triggering a $12.5 million option exercise payment to Fate from ONO. We also validated our proprietary alloimmune defense receptor (“ADR”) technology, and integrated the technology into our FT522 product candidate, a next-generation CD19-targeted CAR NK cell program which incorporates five novel synthetic controls of cell function.

Finally, we focused on several key cultural initiatives, including our overall corporate responsibility. We contributed to our local community through employee volunteer opportunities and financial support of local organizations, including sponsoring and participating in the American Cancer Society’s Relay for Life event and the Leukemia & Lymphoma Society’s Light the Night walk. We advanced our commitment to achieving a diverse organization, with over 50% of our employees identifying as female and over 50% of our employees identifying as either Asian, Hispanic, Black, or Native Hawaiian / Pacific Islander. We also worked with an independent third-party to conduct a company-wide pay equity analysis, which concluded that we are delivering equitable pay for all our workforce.

Key 2022 Compensation Items

The Compensation Committee is responsible for reviewing and approving compensation programs for our executive officers, including the NEOs. Aligned with our business progress during the calendar year ended December 31, 2022, the Compensation Committee took several actions related to our pay program:

•	Made adjustments to the base salaries of certain of our NEOs, with increases informed by a market assessment conducted by our independent compensation consultant.

•	Determined that the Company achieved 60% of its corporate objectives for the calendar year ending 2022 related to our annual bonus program.

•	Approved annual stock option awards and time-based RSU awards to our NEOs.

How We Pay for Performance

Our executive officer compensation program is designed to reward achievement of the specific strategic goals that we believe will advance our business strategy and create long-term value for our stockholders. Consistent with our goal of attracting, motivating and retaining a high-caliber executive team, our executive officer compensation program is designed to pay for performance. We utilize compensation elements that meaningfully align our NEOs’ interests with those of our stockholders to incentivize long-term value creation. The Compensation Committee uses its discretion in determining the appropriate mix of fixed and variable compensation for each NEO. As such, a significant portion of our CEO’s and other executive officers’ compensation is at-risk, performance-based compensation, in the form of long-term equity awards, and annual cash incentives that are only earned if we achieve multiple corporate goals. The balance between these components may change from year to year based on corporate strategy, Company performance, market forces and Company objectives, among other considerations. For example, in 2022, our CEO had the following target pay mix:

Name	Salary	Target Bonus	Options*	Total

J. Scott Wolchko	$645,000	$387,000	$7,500,000	$8,532,000

*	Equity values are based on aggregate grant date fair values, calculated in accordance with FASB ASC Topic 718.

2022 Say-on-Pay Results

At our 2022 annual meeting of stockholders, we held a non-binding stockholder advisory vote on executive compensation (commonly referred to as a “say-on-pay” vote), which received support from 93% of the votes cast by our stockholders on the matter. Our Board of Directors and our Compensation Committee are encouraged by this level of stockholder support for our executive compensation program, and generally view this as an endorsement of our philosophy and how we have structured our compensation program. Given this level of stockholder support, the Compensation Committee concluded that our executive officer compensation program continues to align executive officer pay with stockholder interests and provides competitive pay that encourages retention and effectively incentivizes performance of talented NEOs and executive officers. Accordingly, the Compensation Committee determined not to make any significant changes to our programs as a result of the vote.

In addition, our Board has elected to conduct the say-on-pay vote annually, thereby providing our stockholders the opportunity to provide feedback on the compensation of our NEOs each year. We will be conducting our annual say-on-pay vote as described in Proposal No. 3 of this Proxy Statement at the 2023 annual meeting of stockholders. We pay careful attention to any feedback we receive from our stockholders about our executive compensation program and are committed to engagement with stockholders to ensure that we continue to understand stockholder feedback about our compensation programs and other key matters of interest to them. Our Compensation Committee will consider the outcome of the say-on-pay vote, as well as feedback received throughout the year, when making compensation decisions for our NEOs and executive officers in the future.

Compensation Philosophy and Determination Process

In order to create value for our stockholders, it is critical to attract, motivate and retain key executive officer talent by providing competitive compensation packages. The market for talented individuals in the life sciences industry is highly competitive and becoming more challenging for employers. Our Board believes our compensation program should align executive interests with the drivers of growth and stockholder returns, and support achievement of the Company’s key business mission, goals, and objectives. Consequently, our Board believes the substantial majority of NEO compensation should be at-risk, performance-based pay to facilitate the successful execution of our business strategy.

Role of Compensation Committee

Our Compensation Committee determines the overall compensation structure for our CEO and other NEOs and executives. Each year, the Compensation Committee reviews the Company’s compensation policies and programs to ensure that these policies and programs enhance shareholder value, align pay and performance, and attract and retain top executive talent. As part of this process, the Compensation Committee reviews our compensation practices and policies to help maintain appropriate base salary, annual bonus and equity compensation plans for our executives and determines the target total direct compensation opportunities for our NEOs. The Compensation Committee does not use a single method or measure in developing its recommendations, nor does it establish specific targets for the total direct compensation opportunities for our NEOs; however, the Compensation Committee generally begins its deliberations on cash and equity compensation levels with reference to various percentile levels for cash and equity compensation as reflected in competitive market data.

Pursuant to our 2022 Stock Option and Incentive Plan (the “2022 Plan”), the Compensation Committee has delegated to our CEO the authority to approve grants of stock options or RSUs to new hires, subject to certain limitations for each level of employment and an annual aggregate maximum amount of awards that can be granted pursuant to such delegated authority.

Role of CEO and Management

The CEO advises the Compensation Committee on the base salary and target incentive plans for the other NEOs. Such recommendations consider internal pay equity, changes in responsibilities, compensation levels for similar positions in the industry, Company performance, total targeted and historical compensation, and personal performance and contributions. The Compensation Committee weighs the CEO’s guidance as a part of a greater assessment of the Company’s strategic goals and corporate performance when setting executive officer pay. With respect to our CEO’s compensation, the same considerations are made; however, this process is formalized in the Compensation Committee’s charter, specifying that the CEO cannot be present during voting or deliberations concerning this individual’s compensation.

Use of Independent Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation. The Compensation Committee engaged Aon’s Human Capital Solutions practice a division of Aon plc (“Aon”), formerly known as Radford, as an independent outside compensation consultant to perform compensation advisory services during 2022 and to assist with evaluating executive compensation. The Compensation Committee believes that working with an independent compensation consultant furthers the Company’s objectives to recruit and retain qualified executives, align executive interests with those of shareholders and ensure that executive compensation packages will appropriately motivate and reward ongoing achievement of business goals. Our Compensation Committee will continue to retain a consultant to provide similar information and analyses in future years for consideration in determining annual cash, equity and other compensation for our employees, executive officers and directors.

Aon provided the following services to the Compensation Committee with respect to our 2022 compensation matters:

•	Reviewed and advised on adjustments to the Company’s peer group;

•	Conducted an extensive executive compensation assessment, including the use of performance-based equity awards as a means to align the interests of our NEOs with those of our stockholders;

•	Provided key insights on executive and director compensation based on relevant market data; and

•	Assisted with certain proxy statement disclosures, including this Compensation Discussion & Analysis section.

The Compensation Committee annually assesses whether the work of Aon as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services, if any, to the Company by Aon; (ii) the amount of fees the Company paid to Aon; (iii) Aon’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Aon or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Aon or the individual compensation advisors employed by the firm. The Compensation Committee has determined, based on its analysis of the above factors, that the work of Aon and the individual compensation advisors employed by Aon as compensation consultants to the Company have not created any conflict of interest.

The Compensation Committee also annually evaluates Aon’s independence and performance under the applicable listing standards of Nasdaq. In 2022, Aon did not provide any other services to the Company other than the consulting services to the Compensation Committee with respect to compensation matters and a subscription to the Radford compensation database.

Use of a Peer Group

With the assistance and recommendations of Aon, the Compensation Committee has developed a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. The Compensation Committee used the following criteria in determining the appropriate peers:

•

Industry – Pre-commercial biopharmaceutical companies with a focus on stem cell or small molecule therapeutics, as well as cellular immunotherapeutics and oncology; companies in Phase II or III of clinical development in anticipation of the Company’s next stage of development.

•	Market Capitalization – Range of $2.0 billion to $9.0 billion (approximately 0.3x to 3x of our then-current 30-day average closing market price).

•	Size – 10 to 900 employees.

Based on a review of the analysis prepared by Aon applying the above criteria, in October 2021, the Compensation Committee approved the following peer group for use in compensation decisions for 2022:

2022 Peer Group

Allakos	Allogene Therapeutics	Arcus Biosciences

Atara Biosciences	Beam Therapeutics	bluebird bio

BridgeBio Pharma	CRISPR Therapeutics	Editas Medicine

IGM Biosciences	Intellia Therapeutics	Iovance Biotherapeutics

Kura Oncology	Legend Biotech	MacroGenics

Mirati Therapeutics	REGENXBIO	Sangamo Therapeutics

Turning Point Therapeutics	Vir Biotechnology

In setting compensation for our executive officers, including our NEOs, the Compensation Committee uses our compensation peer group as one data point when setting executive pay packages; however, although useful as a reference, the Compensation Committee does not target any percentile within this peer group as a specific objective. Instead, the Compensation Committee also reviews competitive compensation data from an annual total compensation study of the peer group and relevant survey sources to inform its decisions about overall compensation opportunities and specific compensation elements, and bases its compensation decisions on the consideration of many factors, including, but not limited to, individual and Company performance, market data, internal equity, experience, and strategic needs. As a result of evaluating compensation based on the criteria described above, total target compensation for our NEOs may in certain circumstances be above or below the median levels of the peer group.

Pay Components

The Company’s executive compensation program consists of three primary elements: base salaries, annual cash incentives, and long-term equity awards:

Element	Performance Period	Objective	Performance Measured / Rewarded
Base Salary	Annual	Attract, retain, and reward top talent; reflects an NEO’s responsibilities, performance, and relevant market data	• Provides NEOs with fixed compensation that acts as a vehicle to motivate and retain. Rewards executives for key performance and contributions.
Annual Cash Incentives	Annual	Reward achievement of annual Company goals, subject to meeting certain performance expectations

•  Rewards NEOs for the performance of the Company over the fiscal year.

•  The corporate goals are prepared in an interactive process between management and the Board based on the Company’s business plan and budget for the year. Payments are linked to the attainment of overall corporate goals and may include individual performance targets for each executive officer, or other factors the Committee determines appropriate.

Long-Term Equity Awards (Options)	Long-Term	Support the achievement of strong share price growth; serves as an important retention vehicle

•  Options granted to NEOs vest over multiple years in monthly installments, subject to a one-year cliff in the case of initial grants to newly hired NEOs.

•  The ultimate realizable value, if any, depends on the appreciation of our common stock price from the date of grant.

Long-Term Equity Awards (RSUs)	Long-Term	Align the interests of management and stockholders; serves as an important retention vehicle

•  NEOs may receive time-based RSUs.

•  RSUs granted to the NEOs in 2022 vest over four years in equal installments on the each of the first, second, third and fourth anniversaries of the grant date.

•  The ultimate value realized varies based on our common stock price.

We design and implement an executive compensation program that combines both cash and incentive elements based on annual performance objectives and long-term equity elements. The Compensation Committee has not, however, adopted any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

The Compensation Committee is committed to a strong performance orientation in the Company’s compensation program and effective corporate governance practices for a company at our development stage and industry. As such, the Compensation Committee routinely reviews the Company’s compensation policies and program design. Our executive compensation program is also designed to incorporate sound practices for compensation governance. Below we summarize such practices:

What We Do

✓ Heavily weight our NEO compensation to long-term “at-risk”

✓ Align compensation with shareholder interests

✓ Align pay with performance

✓ Use multi-year vesting for all executive equity awards

✓ Structure our executive officer compensation program to minimize excessive risk taking

✓ Maintain “Double Trigger” benefits in the case of a Change in Control

✓ Conduct an annual say-on-pay vote

✓ Maintain balanced pay mix of fixed and variable pay, with higher weighting towards variable pay

✓ Have three independent non-employee directors serve on the Compensation Committee

✓ Maintain robust anti-hedging and pledging policies

✓ Consult with an independent compensation consultant on compensation levels and practices

✓ Select peer companies that we compete with for executive officer talent, have a similar business and are of similar size as us, and review their pay practices

What We Don’t Do

X Provide guaranteed bonuses X Provide excessive severance payments X Provide excise tax gross-ups	X Provide excessive perquisites X Allow repricing of options without shareholder approval X Allow hedging or pledging of equity

Base Salary

Base salary is the only fixed component of our executive officers’ total cash compensation and provides competitive pay to attract and retain our executives. Annual salary decisions are made in recognition of competitive data as well as the skills and experience that each individual brings to the Company and the performance contributions each makes.

Base salary changes in 2022 varied by executive to reflect market conditions and were established to provide base salaries for our executives in a range that is competitive with salaries paid to executives in similar positions at peer companies. Other factors were considered such as tenure, experience and the role of the individual. Annual base salaries for our NEOs were as follows:

Executive	2021	2022	Annual Increase
J. Scott Wolchko	$610,000	$645,000	5.74%
Edward J. Dulac III	$420,000	$455,000	8.33%
Bahram Valamehr, Ph.D.	$430,000	$455,000	5.81%
Cindy R. Tahl, J.D.	$430,000	$455,000	5.81%
Yu-Waye Chu, M.D.	$430,000	$455,000	5.81%
Mark Plavsic, Ph.D.(1)	$420,000	$455,000	8.33%

(1)

Dr. Plavsic’s employment with us commenced in June 2021 and he received a pro-rated base salary based on his commencement date ($230,137). The value in the table represents Dr. Plasvic’s annualized base salary for 2021.

Annual Incentives

In January 2015, our Board adopted our Amended and Restated Senior Executive Incentive Bonus Plan (the “Bonus Plan”), which applies to certain key executives, including our NEOs. The Bonus Plan provides for bonus payments based upon the attainment of corporate performance goals established annually by the Compensation Committee (the “Performance Goals”). Any bonuses paid under the Bonus Plan will be based upon objectively determinable criteria that tie such bonuses to one or more performance targets relating to the Performance Goals. The bonus criteria will be adopted in each performance period by the Compensation Committee and communicated to each participating executive, including our NEOs. No bonuses will be paid under the Bonus Plan unless and until the Compensation Committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under the Bonus Plan based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to executives, including our NEOs, under the Bonus Plan based upon such other terms and conditions as the Compensation Committee may in its discretion determine. The bonuses payable under the Bonus Plan may be paid in equity or cash.

The Bonus Plan is designed to provide a financial incentive to reward key executives for the achievement of corporate performance objectives. Each executive participating under the Bonus Plan, including our NEOs, will have a targeted bonus opportunity set for each performance period. Payments under the Bonus Plan are ultimately based on achievement of pre-established Company objectives. Actual performance against targets, as set by these pre-established Company objectives, funds the incentive payouts.

At the beginning of each year, the Compensation Committee reviews and approves the target annual bonus percentage for our executive officers, including our NEOs. In January 2022, the Compensation Committee reviewed the annual target bonus percentages of our executive officers, including our NEOs, and based on its consideration of multiple factors, particularly market data from the companies in our compensation peer group, approved the following 2022 annual target bonus percentages for our NEOs:

Executive	2021 Annual Target Bonus Percentage	2022 Annual Target Bonus Percentage	Percentage Change
J. Scott Wolchko	60%	60%	0%
Edward J. Dulac III	40%	40%	0%
Bahram Valamehr, Ph.D.	40%	40%	0%
Cindy R. Tahl, J.D.	40%	40%	0%
Yu-Waye Chu, M.D.	40%	40%	0%
Mark Plavsic, Ph.D.	40%	40%	0%

At the beginning of each year, the Compensation Committee reviews our performance and the individual performance of each of our executive officers, including our NEOs, to determine the amount of bonuses to be paid with respect to the immediately preceding year. It is at the Compensation Committee’s discretion to grant individual awards at, below, or above target based on the Company’s performance, individual performance and the funding available for awards under the Bonus Plan for a particular year. The total amount of awards cannot exceed the total amount approved by the Compensation Committee to fund the Bonus Plan. Awards are typically paid in the quarter following the close of the performance period.

For the calendar year ending December 31, 2022, bonuses under the Bonus Plan were determined by the Compensation Committee based upon the achievement of performance metrics related to the Company’s corporate objectives in three broad categories:

•	Path to Patients. Advancement of our clinical programs, demonstrated through achieving certain regulatory and clinical development goals;

•

Product & Platform Innovation. Advancement of our product candidates through preclinical development, including to IND submission, and conduct of in-house technical operations, including cGMP manufacture of its iPSC-derived cell product candidates, with performance metrics based on achieving certain preclinical, regulatory, quality and manufacturing goals; and

•	Partnerships, Business & Culture. Attainment of certain strategic, business, human resource, and financial goals.

In January 2023, the Compensation Committee evaluated our achievement of the 2022 corporate objectives. The Compensation Committee considered whether we had achieved specific goals in each category of our corporate objectives, including any overachievement in each category, management’s self-assessment, and our overall corporate performance in 2022. Based on these considerations, the Compensation Committee determined and approved a 60% achievement level of our 2022 corporate objectives based in particular on the following performance and significant achievements: enrollment of a three-dose treatment cohort in our Phase 1 clinical trial of FT596; meeting target enrollment in our Phase 1 clinical trial of FT819; launch of GMP manufacturing operations at our corporate headquarters; conduct of two meetings with the FDA under the RMAT designation for our FT516 product candidate; preclinical validation of our ADR technology and integration of the technology into our FT522 product candidate; and triggering over $30 million in milestone payments under our collaborations with ONO and Janssen.

Notwithstanding these achievements, the Compensation Committee determined that no annual bonus payment would be awarded to the executive officers for 2022. This was primarily due to the termination of our collaboration agreement with Janssen, which termination was announced on January 3, 2023 and took effect on April 3, 2023 as well as the implementation of our corporate restructuring to prioritize the Company’s pipeline, reduce operating expenses, and extend cash runway, which resulted in a reduction in total workforce by approximately 60% to approximately 220 employees. The Compensation Committee also took into consideration the continuing downturn in the economy coupled with the need for the Company to extend its cash runway into the second half of 2025.

Long-Term Incentives

Our focus on long-term value creation results in our executive compensation program having a heavy weighting toward equity compensation. We rely more heavily on equity compensation to ensure that a significant portion of an NEO’s compensation opportunity is related to factors that directly and indirectly influence stockholder value. Further, equity participation establishes a sense of ownership and aligns executives’ interests with those of other stockholders.

Typically, we have granted equity awards to our executive officers as part of the Compensation Committee’s annual review of executive compensation. To date, the Compensation Committee has not applied a rigid formula in determining the size of these equity awards or mix between options and RSUs. Instead, the Compensation Committee determines the amount of the equity award for each executive officer after taking into consideration a compensation analysis performed by its compensation consultant, peer executive analysis of equity levels, the equity award recommendations of our CEO (except with respect to his own awards), and the amount of equity held by the executive officer.

2022 Annual Equity Grants

Typically, we have granted equity awards to our executive officers as part of the Compensation Committee’s annual review of executive compensation. To date, the Compensation Committee has not applied a rigid formula in determining the size of these equity awards or mix between options and RSUs. Instead, the Compensation Committee determines the amount of the equity award for each executive officer after taking into consideration a compensation analysis performed by its compensation consultant, peer executive analysis of equity levels, the equity award recommendations of our Chief Executive Officer (except with respect to his own awards), and the amount of equity held by the executive officer.

In January 2022, the Compensation Committee reviewed and approved the following annual option and RSU grants for the NEOs, basing its decision on a market assessment of peer companies utilizing a blend of factors that included value of equity compensation and company ownership.

	RSUs		Stock Options
Executive	(#)(1)	($)	(#)(2)	($)
J. Scott Wolchko	—	$—	289,403	$7,500,000
Edward J. Dulac III	33,302	$1,375,000	53,058	$1,375,000
Bahram Valamehr, Ph.D.	33,302	$1,375,000	53,058	$1,375,000
Cindy R. Tahl, J.D.	33,302	$1,375,000	53,058	$1,375,000
Yu-Waye Chu, M.D.	33,302	$1,375,000	53,058	$1,375,000
Mark Plavsic, Ph.D.	33,302	$1,375,000	53,058	$1,375,000

(1)

The approved RSU grant was based on a value denominated in dollars. The number of underlying shares was determined by dividing the dollar value by the average closing market price on the Nasdaq Global Market (or such other market on which our common stock is then principally listed) of one share of the Company’s common stock over the trailing 10-trading day period ending on the effective date of grant, with such total number of shares to be granted per recipient rounded up to the nearest whole share.

(2)

The approved option grant was based on a value denominated in dollars. The number of underlying shares was determined by dividing the dollar value by the grant date fair value of a share of our common stock.

RSUs

2022 annual RSU grants vest in equal annual installments over four years. In all cases, vesting of the RSUs is subject to the executive’s continuing service on each vesting date.

Stock Options

2022 annual stock option grants to our executives vest monthly over a four-year period, subject to the executive’s continuing service on each vesting date.

In January 2023, the Compensation Committee awarded annual cycle grants to the NEOs as follows:

	Stock Options
Executive	(#)	($)
J. Scott Wolchko	500,000	$2,602,350
Edward J. Dulac III	425,000	$2,211,998
Bahram Valamehr, Ph.D.	450,000	$2,342,115
Cindy R. Tahl, J.D.	425,000	$2,211,998
Yu-Waye Chu, M.D.	425,000	$2,211,998
Mark Plavsic, Ph.D.(1)	—	$—

(1)	Dr. Plavsic, our Chief Technical Officer, did not receive an annual equity grant in January 2023. Dr. Plavsic’s employment with the Company was terminated effective March 6, 2023.

2023 annual stock option grants to our executives vest in equal monthly installments over a three-year period, subject to the executive’s continuing service on each vesting date.

Employment, Severance and Change in Control Arrangements with our Named Executive Officers

Employment Agreements with our NEOs

We have entered into a written employment offer letter agreement with each of our NEOs. These agreements set forth the basic terms and conditions of employment, including initial base salary, initial equity awards, eligibility to participate in our standard employee benefits plans, and the at-will employment relationship. These agreements also require that each NEO execute our standard employee confidentiality and assignment agreement.

Our NEOs are also eligible to receive certain change-in-control payments and benefits in accordance with their individual employment contract or our Executive Severance and Change in Control Policy as described below.

For detailed descriptions of the employment arrangements we maintained with our NEOs during 2022, see “Compensation of Executive Officers—Potential Payments on Termination or Change in Control” below.

Executive Severance and Change in Control Policy

We consider it essential to the best interests of our stockholders to foster the continuous employment of our key management personnel. Accordingly, we believe that reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executives. We further believe that when recruiting executive talent these arrangements are necessary to offer compensation packages that are competitive. The Compensation Committee does not consider the specific amounts payable under these post-employment compensation arrangements, however, when determining the annual compensation of our NEOs.

Effective on January 14, 2018, the Compensation Committee adopted the Executive Severance and Change in Control Policy (“ESCCP”), in which all of our NEOs, except our CEO, participate. It provides certain protections in the event of certain qualifying terminations of employment, including a qualifying termination of employment in connection with a change in control of the company. Our CEO has similar terms included in his employment agreement that were negotiated in conjunction with his appointment as CEO. These arrangements are designed to provide reasonable compensation to the executive officer if their employment is terminated under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

We also believe that these arrangements help maintain our executive officers continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the company. In this event, these arrangements keep our most senior executives focused on pursuing all corporate transaction activity in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Thus, these arrangements align the interests of our NEOs and our stockholders when considering our long-term future.

In determining payment and benefit levels under the various circumstances triggering post-employment compensation provisions under the ESCCP and our CEO’s employment agreement, our Board has drawn a distinction between (i) voluntary terminations of employment without good reason or terminations of employment for cause and (ii) terminations of employment without cause or voluntary terminations of employment for good reason. Payment in the latter circumstances has been deemed appropriate in light of the benefits described in the prior paragraph, as well as the likelihood that an executive officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation without good reason because such events often reflect either performance challenges or an affirmative decision by the executive to end his or her relationship without fault by the Company.

All payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

To receive payments and benefits under the ESCCP, or in the case of the CEO, under his employment agreement, an executive officer must execute and not subsequently revoke a severance agreement within 60 days following the date of the termination of employment, including a general release of claims acceptable to us.

For a summary of the material terms and conditions of the post-employment compensation arrangements we maintained with our NEOs during 2022, as well as an estimate of the potential payments and benefits that they would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on December 31, 2022, see “Compensation of Executive Officers—Potential Payments on Termination or Change in Control” below.

Other Employee Benefits

Our NEOs are eligible to participate in the Company’s employee benefit plans on the same terms as all other full-time employees. These plans include medical, dental and life insurance and eligibility to participate in the Company’s 401(k) Savings Plan.

401(k) Savings Plan and Other Benefits

We have established a 401(k) plan to allow our employees to save on a tax-favorable basis for their retirement. We match a portion of eligible contributions made by employees pursuant to the plan. The Company makes discretionary contributions to the 401(k) plan equal to 100 percent of each employee’s pretax contributions up to 20 percent of the IRS’ limits. We also pay, on behalf of our employees, a portion of the premiums for health, life and disability insurance.

Perquisites

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our NEOs, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2022, none of our NEOs received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.

Additional Policies and Practices

Equity Award Grant Policy

We have adopted an Amended and Restated Equity Award Grant Policy that sets forth the process and timing for us to follow when we grant equity awards for shares of our common stock to our employees, including our executive officers, or advisors or consultants to us pursuant to our equity compensation plans. Pursuant to the policy, all grants of equity awards must be approved in advance by our Board, the Compensation Committee or, subject to the delegation requirements in the policy, our CEO. The equity award granting authority delegated to our CEO applies to employees at the vice president level and below who are not (and are not reasonably expected to be upon hiring) officers (as defined in Section 16 of the Exchange Act and Rule 16a-1 promulgated thereunder) and to equity awards within the specific ranges and subject to a maximum annual aggregate amount as may be set forth in the policy, as approved by the Compensation Committee from time to time.

Generally, equity awards are granted on the following regularly scheduled basis as set forth in the policy:

•

Equity awards granted by our CEO in connection with the hiring of a new employee or the promotion of an existing employee or the engagement of a new consultant are effective on the first trading day of the month following the later of (i) the date on which such individual’s employment or consulting term begins or promotion occurs or (ii) the date on which such award is approved by our CEO.

•

Equity awards granted to existing employees (other than in connection with a promotion) or consultants will generally be granted, if at all, on an annual basis and must be approved by the Board or the Compensation Committee. It is the intention of the Compensation Committee that any such annual grants requiring approval of the Compensation Committee be considered and approved at a meeting of the committee.

In addition, the policy sets forth the manner in which our equity awards will be priced. If the grant of restricted stock or restricted stock units is denominated in dollars, the number of shares of restricted stock or restricted stock units that are granted will be calculated (a) in the case of grants made in conjunction with the hiring or promotion of an employee or consultant, by dividing the dollar value of the approved award by the closing market price on the NASDAQ Global Market (or such other market on which our common stock is then principally listed) of a share of the Company’s common stock on the first trading day of the calendar quarter in which the individual’s hiring or promotion occurs and (b) in the case of annual grants, by dividing the dollar value of the approved award by the average closing market price on the NASDAQ Global Market (or such other market on which our common stock is then principally listed) of a share of the Company’s common stock over the trailing 10-trading day period ending on and including the grant date, with such total number of shares to be granted per recipient rounded up to the nearest whole share. The exercise price of all stock options will be at least equal to the closing market price on the Nasdaq Global Market (or such other market on which our common stock is then principally listed) of a share of our common stock on the effective date of grant. If the amount of the stock option award is to be determined by reference to a fair value calculated under Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), then the number of shares to be subject to such stock option shall be determined based on such fair value, the exercise price determined in accordance with the preceding sentence and the approved valuation assumptions, subject to any other limits on the number of shares that may be subject to such stock option.

Hedging and Pledging Prohibitions

Our Insider Trading Policy prohibits our executive officers, the non-employee members of our Board and certain designated employees and consultants who in the course of the performance of their duties have access to material, nonpublic information regarding the Company from engaging in the following transactions:

•	selling any of our securities that they do not own at the time of the sale (a “short sale”);

•

buying or selling puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engaging in any other hedging transaction with respect to our securities at any time without the prior approval of the Audit Committee of our Board (the “Audit Committee”);

•	using our securities as collateral in a margin account; and

•	pledging our securities as collateral for a loan (or modifying an existing pledge) unless the pledge has been approved by the Audit Committee.

As of the date of this Proxy Statement, none of our NEOs had previously sought or obtained approval from the Audit Committee to engage in any hedging or pledging transaction involving our securities.

Accounting and Tax Considerations

The Company accounts for equity compensation paid to our employees under the FASB ASC Topic 718, which requires us to estimate and record an expense over the estimated service period of the equity award. Our cash compensation is recorded as an expense at the time the obligation is incurred. The accounting impact of our compensation programs are one of many factors that the Compensation Committee considers in determining the structure and size of our executive officer compensation programs.

The Compensation Committee also considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) in designing, establishing and implementing our executive compensation policies and practices. Section 162(m) of the Code generally prohibits us from deducting any compensation over $1 million per taxable year paid to certain covered executive officers. The Tax Cuts and Jobs Act (the “Tax Act”) among other changes, repealed the exception from the deduction limit under Section 162(m) of the Code for performance-based compensation effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not materially modified after that date.

While the Compensation Committee considers the financial statement expense and deductibility of awards as factors in determining executive compensation, the Compensation Committee also considers other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program.

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the

Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards, and we have structured all such arrangements and awards in a manner to be exempt from or comply with the applicable requirements of Section 409A of the Code.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on the Company.

COMPENSATION OF EXECUTIVE OFFICERS

2022 Summary Compensation Table

The following table provides information regarding the total compensation, for services rendered in all capacities, that was paid or earned by our NEOs during the fiscal years ending December 31, 2022, 2021, and 2020.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
J. Scott Wolchko	2022	645,000		—		—	7,500,000	—	—		8,145,000
President, Chief Executive Officer and Director	2021	610,000		—		9,552,617	1,200,000	366,000	—		11,728,617
	2020	570,000		—		1,451,340	3,222,577	356,250	—		5,600,167
Edward J. Dulac III	2022	455,000		—		1,327,751	1,375,000	—	—		3,157,751
Chief Financial Officer	2021	420,000		—		5,296,051	500,000	168,000	—		6,384,051
	2020	142,500		137,917	(6)	1,420,800	3,786,529	75,833	120,000	(7)	5,683,579
Bahram Valamehr, Ph.D.	2022	455,000		—		1,327,751	1,375,000	—	—		3,157,751
Chief Research and Development Officer	2021	430,000		—		5,375,416	500,000	172,000	—		6,477,416
	2020	390,000				549,750	1,324,347	195,000	—		2,459,097
Cindy R. Tahl, J.D.	2022	455,000		—		1,327,751	1,375,000	—	—		3,157,751
General Counsel and Corporate Secretary	2021	430,000		—		5,375,416	500,000	172,000	—		6,477,416
	2020	390,000		—		549,750	1,324,347	195,000	—		2,459,097
Yu-Waye Chu, M.D.	2022	455,000		—		1,327,751	1,375,000	—	—		3,157,751
Chief Medical Officer(4)	2021	430,000		—		5,375,416	500,000	172,000	—		6,477,416
Mark Plavsic, Ph.D. Chief Technology Officer(5)	2022	455,000		—		1,327,751	1,375,000	109,200	—		3,266,951
	2021	230,137	(8)	—		6,915,474	993,361	92,055	148,000	(9)	8,379,027

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of RSUs granted during 2022, 2021, and 2020, computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed in February 2023. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual economic value that may be realized by NEOs upon the vesting or settlement of the RSUs.

(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of option awards granted during 2022, 2021, and 2020, computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed in February 2023. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual economic value that may be realized by the NEOs upon the exercise of the stock options or the sale of the common stock underlying such stock options.

(3)

The amounts in this column represent the annual incentive compensation paid for performance during 2022, 2021, and 2020 pursuant to the Bonus Plan. The amounts of these awards were determined based upon the achievement of performance metrics related to the Company’s 2022, 2021, and 2020 corporate objectives, as applicable.

(4)	Dr. Chu was not an NEO for 2020.
(5)	Dr. Plavsic was not an NEO for 2020.
(6)

Includes Mr. Dulac’s $100,000 sign-on bonus in connection with the commencement of his employment with us and $37,917 in discretionary bonus payments representing an amount corresponding to two additional months of a pro-rated annual bonus, as agreed between the Company and Mr. Dulac in his employment offer letter.

(7)	Includes a $40,000 housing allowance and $80,000 in reimbursements from the Company for relocation expenses.
(8)	Dr. Plavsic commenced employment with us on June 14, 2021 and his annual base salary and 2021 bonus were pro-rated accordingly.
(9)	Includes a $48,000 housing allowance and $100,000 in relocation assistance.

Grants of Plan-Based Awards for Fiscal Year 2022

The following table sets forth the individual awards made to each of our NEOs during 2022. For a description of the types of awards indicated below, please see our “Compensation Discussion and Analysis” above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Target ($)(1)	(#)(2)	(#)(3)	($/Sh)	($)(4)
J. Scott Wolchko		387,000
	January 25, 2022			289,403	39.87	7,500,000
Edward J. Dulac III		182,000
	January 25, 2022		33,302			1,327,751
	January 25, 2022			53,058	39.87	1,375,000
Bahram Valamehr, Ph.D.		182,000
	January 25, 2022		33,302			1,327,751
	January 25, 2022			53,058	39.87	1,375,000
Cindy R. Tahl, J.D.		182,000
	January 25, 2022		33,302			1,327,751
	January 25, 2022			53,058	39.87	1,375,000
Wayne Chu, M.D.		182,000
	January 25, 2022		33,302			1,327,751
	January 25, 2022			53,058	39.87	1,375,000
Mark Plavsic, Ph.D.		182,000
	January 25, 2022		33,302			1,327,751
	January 25, 2022			53,058	39.87	1,375,000

(1)

The amounts shown reflect the target cash incentive compensation for our NEOs, which are disclosed in the “Annual Target Bonus” column in the “Annual Incentives” section of the Compensation Discussion & Analysis. The actual amounts paid for 2022 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. There were no threshold or maximum payout levels for the cash incentive compensation.

(2)	The RSUs are subject to time-based vesting, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End Table” below.
(3)	The stock options are subject to time-based vesting, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End Table” below.
(4)

The amounts reported in this column represent the aggregate grant date fair value of the RSUs and stock options, as applicable, granted to the NEO in the fiscal year ended December 31, 2022, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 23, 2023. The amounts reported in this column reflect the accounting cost for these RSUs and stock options, as applicable, and do not correspond to the actual economic value that may be received by the NEOs upon the vesting or settlement of the RSUs or the exercise of the stock options or sale of the shares of common stock underlying such stock options, as applicable.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2022 with respect to our NEOs. The equity awards are subject to certain acceleration of vesting provisions as provided (i) in the case of Mr. Wolchko, in his employment agreement, as described in “Compensation of Executive Officers—Potential Payments on Termination or Change in Control”, below, and (ii) in the case of the other NEOs, in the Company’s ESCCP as described in “Compensation of Executive Officers—Potential Payments on Termination or Change in Control” below. Unless otherwise described in a footnote below, the vesting of each equity award is subject to the applicable NEO’s continued employment/service relationship with the Company through such vesting date.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(1)
J. Scott Wolchko,
President, Chief Executive Officer and Director
	50,000	(2)	—		2.73	1/4/2027
	348,000	(2)	—		6.55	1/16/2028
	152,000	(2)	—		11.03	7/18/2028
	489,583	(3)	10,417	(3)	16.55	1/7/2029
	159,687	(4)	59,313	(4)	21.99	1/8/2030
	7,866	(5)	8,575	(5)	109.01	1/20/2031
	66,319	(6)	223,084	(6)	39.87	1/25/2032
							62,500	(7)	630,625
							33,000	(8)	332,970
							32,424	(9)	327,158
										86,475	(10)	872,533
Edward J. Dulac III,
Chief Financial Officer
	61,571	(11)	66,667	(11)	35.52	8/17/2030
	3,276	(5)	3,575	(5)	109.01	1/20/2031
	12,155	(6)	40,903	(6)	39.87	1/25/2032
							20,000	(12)	201,800
							13,510	(9)	136,316
							33,302	(13)	336,017
										59,540	(10)	600,759
Bahram Valamehr, Ph.D.,
Chief Research and Development Officer
	423	(14)	—		1.37	1/14/2023
	1,536	(14)	—		7.87	8/12/2023
	8,500	(2)	—		6.62	1/9/2024
	8,704	(2)	—		4.84	1/5/2025
	13,156	(2)	—		2.73	1/4/2027
	214,800	(2)	—		6.55	1/16/2028
	150,000	(2)	—		11.03	7/18/2028
	132,187	(3)	2,813	(3)	16.55	1/7/2029
	65,625	(4)	24,375	(4)	21.99	1/8/2030
	3,276	(5)	3,575	(5)	109.01	1/20/2031
	12,155	(6)	40,903	(6)	39.87	1/25/2032
							12,500	(8)	126,125
							13,510	(9)	136,316
							33,302	(13)	336,017
										60,958	(10)	615,066

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(1)
Cindy R. Tahl, J.D.,
General Counsel and Corporate Secretary
	35,000	(2)	—		6.62	1/9/2024
	8,195	(2)	—		4.84	1/5/2025
	22,315	(2)	—		4.89	10/15/2025
	25,000	(2)	—		2.73	1/4/2027
	54,210	(2)	—		6.55	1/16/2028
	132,187	(3)	2,813	(3)	16.55	1/7/2029
	65,625	(4)	24,375	(4)	21.99	1/8/2030
	3,276	(5)	3,575	(5)	109.01	1/20/2031
	12,155	(6)	40,903	(6)	39.87	1/25/2032
							12,500	(8)	126,125
							13,510	(9)	136,316
							33,302	(13)	336,017
										60,958	(10)	615,066
Yu-Waye Chu, M.D.
Chief Medical Officer
	95,000	(15)	10,000	(15)	16.32	4/15/2029
	65,625	(4)	24,375	(4)	21.99	1/8/2030
	3,276	(5)	3,575	(5)	109.01	1/20/2031
	12,155	(6)	40,903	(6)	39.87	1/25/2032
							7,500	(16)	75,675
							12,500	(8)	126,125
							13,510	(9)	136,316
							33,302	(13)	336,017
										60,958	(10)	615,066
Mark Plavsic, Ph.D.,
Chief Technical Officer
	6,937	(17)	11,563	(17)	89.97	6/14/2031
	12,155	(6)	40,903	(6)	39.87	1/25/2032
							28,500	(18)	287,565
							33,302	(13)	336,017
										59,540	(10)	600,759

(1)

This amount reflects the closing market price of a share of our common stock of $10.09 as of December 30, 2022, the last trading day in 2022, multiplied by the amount shown in the column “Stock Awards—Number of Shares or Units of Stock that have not Vested.”

(2)	All outstanding options were fully vested. The options were issued pursuant to the 2013 Plan.
(3)	The shares underlying the options vest in equal monthly installments over four years from January 1, 2019 through January 1, 2023. The options were issued pursuant to the 2013 Plan.
(4)	The shares underlying the options vest in equal monthly installments over four years from January 1, 2020 through January 1, 2024. The options were issued pursuant to the 2013 Plan.
(5)	The shares underlying the options vest in equal monthly installments over four years from January 1, 2021 through January 1, 2025. The options were issued pursuant to the 2013 Plan.
(6)	The shares underlying the options vest in equal monthly installments over three years from February 1, 2022 through January 1, 2026. The options were issued pursuant to the 2013 Plan.
(7)	The RSUs will vest 50% on January 7, 2021, and 25% on each of January 7, 2022 and January 7, 2023. The RSUs were issued pursuant to the 2013 Plan.
(8)	The RSUs will vest in equal installments on January 8, 2021, January 8, 2022, January 8, 2023, and January 9, 2024. The RSUs were issued pursuant to the 2013 Plan.

(9)	The RSUs will vest in equal installments on January 8, 2022, January 8, 2023, January 8, 2024, and January 8, 2025. The RSUs were issued pursuant to the 2013 Plan.
(10)	The PRSUs will vest based upon achievement of certain clinical performance milestones on or before December 31, 2026. The RSUs were issued pursuant to the 2013 Plan.
(11)	The shares underlying the options vest 25% on August 17, 2021, and thereafter on a monthly basis for 36 additional months. The options were issued pursuant to the Inducement Equity Plan.
(12)	The RSUs will vest in equal installments on August 17, 2021, August 17, 2022, August 17, 2023, and August 17, 2024. The RSUs were issued pursuant to the Inducement Equity Plan.
(13)	The RSUs will vest in equal installments on January 8, 2023, January 8, 2024, January 8, 2025, and January 8, 2026. The RSUs were issued pursuant to the 2013 Plan.
(14)	All outstanding options were fully vested. The options were issued pursuant to the 2007 Equity Incentive Plan (the “2007 Plan”).
(15)

The shares underlying the options vest 25% April 15, 2020 and the remainder vests in 36 equal monthly installments from April 15, 2020 to April 15, 2023. The options were issued pursuant to the 2013 Plan.

(16)	The RSUs will vest in equal installments on April 15, 2020, April 15, 2021, April 15, 2022, and April 15, 2023. The RSUs were issued pursuant to the 2013 Plan.
(17)

The shares underlying the options vest 25% June 14, 2022 and the remainder vests in 36 equal monthly installments from June 14, 2022 to June 14, 2025. The options were issued pursuant to the 2013 Plan.

(18)	The RSUs will vest in equal installments on July 1, 2022, July 1, 2023, July 1, 2024, and July 1, 2025. The RSUs were issued pursuant to the 2013 Plan.

Option Exercises and Stock Vested in Fiscal Year 2022

The following table sets forth the number of shares acquired and the value realized upon exercises of stock options and vesting of RSUs during the fiscal year ended December 31, 2022 by each of our NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Scott Wolchko	116,246	$3,854,968	89,807	$4,365,883
Edward J. Dulac III	—	$—	14,503	$524,143
Bahram Valamehr, Ph.D.	50,000	$1,390,425	25,753	$1,254,880
Cindy R. Tahl, J.D.	100,000	$3,890,153	25,753	$1,254,880
Yu-Waye Chu, M.D.	—	$—	18,253	$796,330
Mark Plavsic, Ph.D.	—	$—	9,500	$238,830

(1)

The value realized upon the exercise of stock options is calculated by (i) subtracting the option exercise price from the market price on the date of exercise to get the realized value per share, and (ii) multiplying the realized value per share by the number of shares underlying options exercised.

(2)	The value realized upon vesting of RSUs is calculated by multiplying the number of RSUs vested by the closing price of common stock on the vesting date.

Pay versus Performance

Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(3) ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(4) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income(7) (in thousands) ($)
					Total Shareholder Return(5) ($)	Peer Group Total Shareholder Return(6) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
2022	8,145,000	(12,366,963)	3,179,591	(3,125,934)	51.56	111.27	(281,721)
2021	11,728,617	(11,644,474)	6,839,065	(2,075,456)	298.98	124.89	(212,151)
2020	5,600,167	78,596,425	3,265,217	22,797,818	464,64	125.69	(173,387)
The Company does not use any financial performance measures in its compensation program and as a result, does not have a Company-Selected Measure.

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for J. Scott Wolchko for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Compensation of Executive Officers—Summary Compensation Table”.

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Wolchko, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Wolchko during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Mr. Wolchko’s total compensation for each year to determine the compensation actually paid. No pension plan adjustments were required, as the Company does not offer any pension plans:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Compensation Actually Paid to PEO ($)
2022	8,145,000	(7,500,000)	(13,011,963)	(12,366,963)
2021	11,728,617	(10,752,617)	(12,620,474)	(11,644,474)
2020	5,600,167	(4,673,917)	77,670,175	78,596,425

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)
The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments
2022	1,457,114	(9,384,451)	1,093,557	(6,178,183)	—	—	(13,011,963)
2021	3,066,436	(14,190,573)	200,247	(1,696,584)	—	—	(12,620,474)
2020	19,255,034	46,371,817	1,972,225	10,071,099	—	—	77,670,175

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for our company’s named executive officers as a group (excluding Mr. Wolchko) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the named executive officers (excluding Mr. Wolchko) included for purposes of calculating the average amounts in each applicable year are as follows:

Year	Non-PEO NEOs
2022	Edward Dulac, Bahram Valamehr, Cindy Tahl, Yu-Waye Chu, Mark Plavsic
2021	Edward Dulac, Bahram Valamehr, Cindy Tahl, Yu-Waye Chu, Mark Plavsic
2020	Edward Dulac, Bahram Valamehr, Cindy Tahl, Daniel Shoemaker

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding Mr. Wolchko), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Mr. Wolchko) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total compensation for the named executive officers as a group (excluding Dr. Wolchko) for each year to determine the compensation actually paid. No pension plan adjustments were required, as the Company does not offer any pension plans:

Year	Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Reported Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Compensation Actually Paid to Non- PEO NEOs ($)
2022	3,179,591	(2,702,751)	(3,602,774)	(3,125,934)
2021	6,839,065	(6,266,227)	(2,648,294)	(2,075,456)
2020	3,265,217	(2,707,405)	22,240,006	22,797,818

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)
The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments
2022	603,183	(2,864,205)	200,428	(1,542,179)	—	—	(3,602,774)
2021	1,628,810	(3,208,590)	66,515	(1,135,029)	—	—	(2,648,294)
2020	9,655,060	9,152,818	575,915	2,856,213	—	—	22,240,006

(5)	The calculation of Cumulative TSR assumes that $100 was invested in our common stock as of the market close on December 31, 2019.
(6)
For the relevant fiscal year, represents the cumulative TSR of the NASDAQ Biotechnology Index. The calculation of Cumulative TSR assumes that $100 was invested in the comparative index as of the market close on December 31, 2019.

(7)	The dollar amounts reported represent the amount of net income (loss) reflected in our consolidated audited financial statements for the applicable year.

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

Description of Relationship
Between PEO
and
Non-PEO
NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Net Income during the three most recently completed fiscal years.

Description of Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of the NASDAQ Biotechnology Index over the same period.

The Company does not use any financial performance measures in its compensation program and as a result, does not have a Company-Selected Measure.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding shares reserved for future issuance under the Company’s equity compensation plans as of December 31, 2022.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)) (c)
Equity compensation plans approved by security holders (1)	6,892,988	$22.05	10,262,169	(3)
Equity compensation plans not approved by security holders(2)	374,238	$28.13	741,000

Total	7,267,226		11,003,169

(1)	Includes the 2013 Plan, 2022 Plan, and 2013 Employee Stock Purchase Plan (the “2013 ESPP”). No further awards will be granted under the 2013 Plan.
(2)

Represents 374,238 shares subject to outstanding options granted to the CFO and non-NEOs as of December 31, 2022 pursuant to the Inducement Equity Plan and 741,000 shares remaining available for future issuance pursuant to the Inducement Equity Plan.

(3)

This number includes 729,000 shares that are available for issuance under the 2013 ESPP and zero shares subject to purchase during the current purchase period. To date, the Company has not issued any shares pursuant to the 2013 ESPP.

Potential Payments on Termination or Change in Control

Under the ESCCP (in which all of our NEOs, except our CEO, participate), if a participant is terminated by the Company without “Cause” (as defined below) or resigns for “Good Reason” (as defined below), in each case, following the first anniversary of the participant’s first day of employment with the Company, then the participant will be entitled to the following benefits, subject to his or her execution of an irrevocable release: (i) for all outstanding equity awards containing time-based vesting conditions, nine (9) months of accelerated vesting; provided, however, that for any equity awards that include both a performance-based vesting condition (including the achievement of a specified stock price or market capitalization) and a time-based vesting condition, or any equity awards that vest solely upon the achievement of a performance-based vesting condition, no acceleration of vesting will be provided unless the applicable performance-based vesting condition has been satisfied as of the date of the participant’s termination; (ii) a lump sum cash payment equal to nine (9) months of the participant’s then-current base salary; and (iii) payment of the employer portion of group health care benefits under COBRA for up to nine (9) months.

In addition, if a participant is terminated by the Company without Cause or resigns for Good Reason, in each case within the period beginning three (3) months prior to and ending twelve (12) months following a “Sale Event” (as defined below), then, in lieu of the benefits described above, such participant will be entitled to the following benefits, subject to his or her execution of a an irrevocable release: (i) for all outstanding equity awards containing time-based vesting conditions, full acceleration of vesting; provided, however, that for any equity awards that include both a performance-based vesting condition (including the achievement of a specified stock price or market capitalization) and a time-based vesting condition, or any equity awards that vest solely upon the achievement of a performance-based vesting condition, no acceleration of vesting will be provided unless the applicable performance-based vesting condition has been satisfied as of the date of the participant’s termination; (ii) a lump sum cash payment equal to twelve (12) months of the participant’s then-current base salary; (iii) one

(1) times the participant’s annual target incentive compensation for the year of termination; and (iv) payment of the employer portion of group health care benefits under COBRA for up to twelve (12) months.

The payments and benefits provided a participant under the ESCCP may not be eligible for federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to a participant would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced to the extent necessary so that no portion of such payments or benefits will be subject to such excise tax or loss of tax deduction for the Company.

Participants who are party to an agreement or an arrangement with the Company that provides greater benefits in the aggregate than set forth in the ESCCP are not eligible to receive any payments or benefits under the ESCCP.

Under the ESCCP, the terms above are generally defined as follows:

“Cause” means (i) the participant’s dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the participant that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the participant were retained in the participant’s position; (iv) the participant’s failure to perform his or her assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the participant by the Company; (v) the participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (vi) the participant’s material violation of any provision of any agreement(s) between the participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

“Good Reason” means (i) a material diminution in the participant’s responsibilities, authority or duties; (ii) a material diminution in the participant’s base compensation except for across-the-board compensation reductions similarly affecting all or substantially all similarly situated service providers of the Company; or (iii) a change of more than twenty-five (25) miles in the geographic location at which the participant provides services to the Company, in each case so long as the participant provides at least sixty (60) days’ notice to the Company following the initial occurrence of any such event, the Company fails to cure such event within thirty (30) days thereafter and the participant terminates his or her employment within thirty (30) days after the end of such cure period.

“Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

Employment Arrangements with Our Executive Officers

J. Scott Wolchko

Mr. Wolchko commenced employment with us on September 17, 2007, and, in connection with his appointment as our President and CEO, we entered into a new employment agreement with Mr. Wolchko (the “Original CEO

Employment Agreement”). The Original CEO Agreement was amended and restated in its entirety by a new employment agreement that Mr. Wolchko entered into with us on January 14, 2018, effective January 1, 2018 (the “CEO Employment Agreement”). The CEO Employment Agreement sets forth Mr. Wolchko’s then-current annual base salary, then-current annual incentive compensation and his eligibility to participate in our benefit plans generally. Pursuant to the CEO Employment Agreement, Mr. Wolchko is eligible to receive annual incentive compensation, for which the target annual incentive compensation will be 50% of his annual base salary, as determined by the Board of Directors or the Compensation Committee.

Mr. Wolchko’s employment is at-will. Upon any termination of his employment, Mr. Wolchko will be entitled to receive (A) the amount of his accrued but unpaid salary and unpaid expense reimbursements and any accrued but unused vacation as of the date of termination, (B) any vested benefits Mr. Wolchko may have under any employee benefit plan, which shall be paid in accordance with the terms of such employee benefit plans, as of the date of termination, and (C) any earned but unpaid incentive compensation from the prior calendar year (clauses (A) through (C) collectively, the “Accrued Benefits”). Pursuant to the CEO Employment Agreement, in the event that Mr. Wolchko’s employment is terminated by the Company without “Cause” (other than due to death or disability) or by Mr. Wolchko for “Good Reason” (as such terms are defined below), in each case outside of the “Sale Event Period” (as defined below), subject to his execution of a nonrevocable separation agreement and release, Mr. Wolchko will be entitled to, in addition to the Accrued Benefits, (i) a lump sum cash payment equal to the sum of twelve (12) months of Mr. Wolchko’s then-current base salary and his annual target incentive compensation for the year of termination, (ii) full acceleration of vesting of all outstanding equity awards containing performance-based vesting conditions, if such performance-based vesting conditions have been satisfied as of the date of termination, (iii) for all outstanding equity awards containing time-based vesting conditions, twelve (12) months of accelerated vesting; provided, however, that for any equity awards that include both a performance-based vesting condition (including the achievement of a specified stock price or market capitalization) and a time-based vesting condition, or any equity awards that vest solely upon the achievement of a performance-based vesting condition, no acceleration of vesting will be provided unless the applicable performance-based vesting condition has been satisfied as of the date of Mr. Wolchko’s termination, and any acceleration provided shall be subject to clause (ii) of this paragraph, and (iv) payment of the premiums for Mr. Wolchko’s and his family’s participation in the Company’s group health care plans, subject to Mr. Wolchko’s copayment amount, for up to eighteen (18) months after such termination.

Pursuant to the CEO Employment Agreement, in the event that Mr. Wolchko’s employment is terminated by the Company without Cause (other than due to death or disability) or by Mr. Wolchko for Good Reason, in each case within the period beginning three months prior to and ending eighteen (18) months following a “Sale Event” (as such term is defined below) (the “Sale Event Period”), subject to his execution of a nonrevocable separation agreement and release, Mr. Wolchko is entitled to, in addition to the Accrued Benefits, (i) a lump sum cash payment equal to the sum of eighteen (18) months of Mr. Wolchko’s then-current base salary (or base salary in effect immediately prior to the Sale Event, if higher) and one and a half (1.5) times his annual target incentive compensation for the year of termination, (ii) full acceleration of vesting of all outstanding equity awards; provided, that for any equity awards that include both a performance-based vesting condition (including the achievement of a specified stock price or market capitalization) and a time-based vesting condition, or any equity awards that vest solely upon the achievement of a performance-based vesting condition, no acceleration of vesting will be provided unless the applicable performance-based vesting condition has been satisfied as of the date of Mr. Wolchko’s termination, and (iii) payment of the premiums for Mr. Wolchko’s and his family’s participation in the Company’s group health care plans, subject to Mr. Wolchko’s copayment amount, for up to eighteen (18) months after such termination.

The payments and benefits provided to Mr. Wolchko under the CEO Employment Agreements in connection with a change of control may not be eligible for federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Wolchko in connection with a change of control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.

Under the CEO Employment Agreement, the terms below are generally defined as follows:

“Cause” means, (i) conduct by the employee constituting a material act of misconduct in connection with the performance of the employee’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the employee of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the employee that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the employee were retained in the employee’s position; (iv) continued material and substantial non-performance by the employee of the employee’s material responsibilities hereunder (other than by reason of the employee’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board of Directors; (v) a material and substantial breach by the employee of any of the employee’s confidentiality, noncompetition, nonsolicitation or other similar restrictive covenant obligations to the Company; (vi) a material and substantial violation by the employee of any of the Company’s written employment policies; or (vii) failure to cooperate with a bona fide internal investigation by or on behalf of the Board or an authorized committee thereof or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

“Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the common stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Good Reason” means that the employee has complied with the appropriate notice process following the occurrence of any of the following events: (i) a material diminution in the employee’s responsibilities, authorities, powers, functions or duties; (ii) a material reduction in the employee’s then-current base salary or target annual incentive compensation, except for across-the-board reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) the relocation of the employee’s principal place of business to a place that is more than twenty-five (25) miles from the employee’s current location of employment as of the effective date of the employment agreement. Notwithstanding the foregoing, none of the following shall be considered good reason: (x) the mere occurrence of a Sale Event; (y) any change in the identity of the surviving corporation in the event of a Sale Event; or (z) any change in the status of the surviving corporation after a Sale Event as a public or private company.

Edward J. Dulac III

Mr. Dulac is a party to an at-will employment offer letter with us, dated May 20, 2020 (the “Dulac Offer Letter”). The Dulac Offer Letter sets forth Mr. Dulac’s initial annual base salary, initial option grant and his eligibility to participate in our incentive bonus and benefit plans generally. Pursuant to the Bonus Plan, Mr. Dulac is eligible to receive annual incentive compensation at a target percentage of 40% of his then-current annual base salary, as determined by the Board of Directors or the Compensation Committee.

Mr. Dulac may be entitled to certain severance payments and other benefits under the ESCCP described above.

Bahram Valamehr, Ph.D.

Dr. Valamehr is a party to an at-will employment offer letter with us, dated November 20, 2009 (the “Valamehr Offer Letter”). The Valamehr Offer Letter sets forth Dr. Valamehr’s initial annual base salary, initial option grant and his eligibility to participate in our incentive bonus and benefit plans generally. Pursuant to the Bonus Plan, Dr. Valamehr is eligible to receive annual incentive compensation at a target percentage of 40% of his then-current annual base salary, as determined by the Board of Directors or the Compensation Committee.

Dr. Valamehr may be entitled to certain severance payments and other benefits under the ESCCP described above.

Cindy R. Tahl, J.D.

Ms. Tahl is a party to an at-will employment offer letter with us, dated October 17, 2009 (the “Tahl Offer Letter”). The Tahl Offer Letter sets forth Ms. Tahl’s initial annual base salary, initial option grant, and her eligibility to participate in our incentive bonus and benefit plans generally. Pursuant to the Bonus Plan, Ms. Tahl is eligible to receive annual incentive compensation, for which the initial target annual incentive compensation will be 40% of her then-current annual base salary, as determined by the Board of Directors or the Compensation Committee.

Ms. Tahl may be entitled to certain severance payments and other benefits under the ESCCP described above.

Yu-Waye Chu, M.D.

Dr. Chu is a party to an at-will employment offer letter with us, dated February 4, 2019 (the “Chu Offer Letter”). The Chu Offer Letter sets forth Dr. Chu’s initial annual base salary, initial option grant and his eligibility to participate in our incentive bonus and benefit plans generally. Pursuant to the Bonus Plan, Dr. Chu is eligible to receive annual incentive compensation at a target percentage of 40% of his then-current annual base salary, as determined by the Board of Directors or the Compensation Committee.

Dr. Chu may be entitled to certain severance payments and other benefits under the ESCCP described above.

Mark Plavsic, Ph.D.

Dr. Plavsic was previously a party to an at-will employment offer letter with us, dated May 5, 2021 (the “Plavsic Offer Letter”). The Plavsic Offer Letter set forth Dr. Plavsic’s initial annual base salary, initial option grant and his eligibility to participate in our incentive bonus and benefit plans generally. Pursuant to the Bonus Plan, Dr. Plavsic was eligible to receive annual incentive compensation at a target percentage of 40% of his then-current annual base salary, as determined by the Board of Directors or the Compensation Committee. The Plavsic Offer Letter also provided for temporary monthly housing assistance in an amount equal to $8,000 per month for a period of 9 months beginning July 1, 2021 and relocation assistance in the form of a one-time payment of $100,000, subject to Dr. Plavsic’s relocation to the San Diego area by July 31, 2021. Dr. Plavsic’s housing assistance and relocation assistance were contingent on his continued employment with the Company for 24 months and must be repaid to the Company in full if he resigns from employment without “Good Reason” or if he is terminated by the Company for “Cause” (as such terms are defined below) prior to such date. In addition, if Dr. Plavsic were to refuse or fail to relocate to the San Diego area, he was obligated to repay in full and amounts paid by the Company for housing or relocation assistance.

Under the Plavsic Offer Letter, the terms below are generally defined as follows:

“Cause” means any of the following: (i) the making of dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) Dr. Plavsic’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by Dr. Plavsic that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if Dr. Plavsic were retained in his position; (iv) Dr. Plavsic’s failure to perform his assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to Dr. Plavsic by the Company; (v) Dr. Plavsic’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (vi) Dr. Plavsic’s material violation of any provision of any agreement(s) between Dr. Plavsic and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

“Good Reason” means the occurrence of any of the following actions undertaken by the Company without Dr. Plavsic’s consent: (i) a material diminution in Dr. Plavsic’s responsibilities, authority or duties; (ii) a material diminution in Dr. Plavsic’s base compensation, except for across-the-board compensation reductions similarly affecting all or substantially all similarly situated senior level employees of the Company; or (iii) a change of more than twenty-five (25) miles in the geographic location at which Dr. Plavsic must regularly report to work and provide services to the Company, in each case so long as Dr. Plavsic provides at least 60 days’ notice to the Company following the initial occurrence of any such event, the Company fails to cure such event within 30 days thereafter and Dr. Plavsic terminates his employment within 30 days after the end of such cure period.

Dr. Plavsic was eligible to receive certain severance payments and other benefits under the ESCCP described above.

Dr. Plavsic entered into a separation agreement and release with us (the “Plavsic Separation Agreement”) in connection with his termination of employment effective March 6, 2023 (the “Separation Date”). The Plavsic Separation Agreement provides for the following severance benefits in exchange for Dr. Plavsic’s release of claims and promise not to sue and other promises as set forth in the Plavsic Separation Agreement: (i) a lump sum amount equal to nine months of Dr. Plavsic’s current base salary ($341,250) and a lump sum amount equal to $222,950, in each case less applicable withholdings; (ii) acceleration of vesting of time-based equity awards that would have vested in the nine (9) months following the Separation Date had Dr. Plavsic continued employment with us through such date, provided, that for any equity awards that include both a performance-based vesting condition (including the achievement of a specified stock price or market capitalization) and a time-based vesting condition, or any equity awards that vest solely upon the achievement of a performance-based vesting condition, no acceleration of vesting will be provided unless the applicable performance-based vesting condition has been satisfied as of the Separation Date ($93,792); and (iii) payment of the monthly employer contribution that we would have made for Dr. Plavsic’s and his dependents’ participation in our group health care plans for up to nine (9) months ($26,580). The payments and other benefits provided to Dr. Plavsic under the Plavsic Separation Agreement were generally consistent with the terms of the ESCCP, except for the additional lump sum payment of $222,950 in cash severance.

The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described above for each of the NEOs serving as of the end of the fiscal year ending December 31, 2022. The payments and benefits set forth below are estimated assuming that the qualifying termination or change in control event occurred on the last business day of our fiscal year ending December 31, 2022 using the closing market price of our stock on that date. The market price of a share of our common stock on December 30, 2022, the last trading day of 2022, was $10.09. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.

Name	Termination without Cause or for Good Reason not in Connection with a Change in Control(1) ($)		Termination without Cause or for Good Reason in Connection with a Change in Control(2) ($)
J. Scott Wolchko
Cash Severance Payment	$645,000	(3)	$967,500	(4)
Cash Incentive Bonus Payment	$387,000	(5)	$580,500	(6)
COBRA Premiums	$82,057	(7)	$82,057	(7)
Accelerated Equity Vesting (Time-Based)	$2,335,220	(8)	$4,331,768	(9)

Total:	$3,449,277		$5,961,825
Edward J. Dulac III
Cash Severance Payment	$341,250	(10)	$455,000	(11)
Cash Incentive Bonus Payment	—		$482,000	(12)
COBRA Premiums	$19,608	(13)	$26,144	(14)
Accelerated Equity Vesting (Time-Based)	$646,365	(15)	$1,795,586	(16)

Total:	$1,007,224		$2,458,730
Bahram Valamehr, Ph.D.
Cash Severance Payment	$341,250	(10)	$455,000	(11)
Cash Incentive Bonus Payment	—		$182,000	(12)
COBRA Premiums	$45,845	(13)	$61,127	(14)
Accelerated Equity Vesting (Time-Based)	$504,480	(15)	$1,321,568	(16)

Total:	$891,575		$2,019,695
Cindy R. Tahl, J.D.
Cash Severance Payment	$341,250	(10)	$455,000	(11)
Cash Incentive Bonus Payment	—		$182,000	(12)
COBRA Premiums	$22,962	(13)	$30,616	(14)
Accelerated Equity Vesting (Time-Based)	$504,480	(15)	$1,321,568	(16)

Total:	$868,692		$1,989,184

Yu-Waye Chu, M.D.
Cash Severance Payment	$341,250	(10)	$455,000	(11)
Cash Incentive Bonus Payment	$—		$182,000	(12)
COBRA Premiums	$27,048	(13)	$36,064	(14)
Accelerated Equity Vesting (Time-Based)	$652,672	(15)	$1,469,760	(16)

Total:	$1,020,970		$2,142,824

(1)	“not in Connection with a Change in Control” means outside of the applicable Sale Event period.
(2)	“in Connection with a Change in Control” means within the applicable Sale Event period.
(3)	Represents 12 months’ base salary.
(4)	Represents 18 months’ base salary.
(5)	Represents 100% of annual target incentive compensation opportunity.
(6)	Represents 150% of annual target incentive compensation opportunity.
(7)	Represents 18 months of payment of COBRA premiums.
(8)

Represents the value of 12 months of acceleration of vesting of Mr. Wolchko’s unvested time-vesting equity awards. This excludes any accelerated vesting of performance-based awards as no performance milestones have been met as of December 31, 2022.

(9)

Represents the value of full acceleration of vesting of Mr. Wolchko’s unvested time-vesting equity awards. This excludes any accelerated vesting of performance-based awards as no performance milestones have been met as of December 31, 2022.

(10)	Represents 9 months’ base salary.
(11)	Represents 12 months’ base salary.
(12)	Represents 100% of annual target incentive compensation opportunity.
(13)	Represents 9 months of payment of COBRA premiums.
(14)	Represents 12 months of payment of COBRA premiums.
(15)

Represents the value of 9 months of acceleration of vesting of the NEO’s unvested time-vesting equity award. This excludes any accelerated vesting of performance-based awards as no performance milestones have been met as of December 31, 2022.

(16)

Represents the value of full acceleration of vesting of the NEO’s unvested time-vesting equity award. This excludes any accelerated vesting of performance-based awards as no performance milestones have been met as of December 31, 2022.

CEO Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

Measurement Date

We identified the median employee using our employee population on December 31, 2022 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

Consistently Applied Compensation Measure

Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure” (“CACM”). We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee as of December 31, 2022: (1) annual base pay, (2) annual target cash incentive opportunity, and (3) the grant date fair value for equity awards granted in 2022. In identifying the median employee, we annualized the compensation values of individuals that joined our Company during 2022.

Methodology and Pay Ratio

After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee compensation in 2022 as calculated using Summary Compensation Table requirements was $254,537. Our CEO’s compensation in 2022 as reported in the Summary Compensation Table was $8,145,000. Therefore, our CEO Pay Ratio for 2022 is approximately 32:1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933 or the Exchange Act that might incorporate our filings under those statutes, the Compensation Committee Report shall not be incorporated by reference into any of our prior filings or into any of our future filings under those statutes.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, that the Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

COMPENSATION COMMITTEE

KARIN JOOSS, PH.D., CHAIRPERSON

TIMOTHY P. COUGHLIN

YUAN XU, PH.D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the compensation agreements and other arrangements described under “Compensation of Executive Officers” and the transactions described below, since the beginning of the fiscal year ended December 31, 2022, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Indemnification Agreements

We have entered into indemnification agreements with or have contractual obligations to provide indemnification to each of our directors and intend to enter into such agreements with certain of our executive officers. These agreements require us, among other things, to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of the Company or that person’s status as a member of our Board of Directors to the maximum extent allowed under Delaware law.

Equity Incentive Awards

For information regarding stock option awards and other equity incentive awards granted to our NEOs and directors, see “Election of Directors—Director Compensation” and “Compensation of Executive Officers.”

Procedures for Approval of Related Person Transactions

The Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions. The Audit Committee follows the policies and procedures set forth in our Related Person Transaction Policy in order to facilitate such review. The Related Person Transaction Policy is written.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by (i) each director, (ii) each named executive officer, (iii) all directors and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our common stock as of March 31, 2023.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after March 31, 2023 and upon the vesting and settlement of RSU awards within 60 days after March 31, 2023, but excludes unvested stock options and unvested RSUs. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2023, as well as common stock issuable upon the vesting and settlement of RSU awards held by that person within 60 days of March 31, 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Shares beneficially owned include restricted shares of common stock acquired upon any early exercise of stock options granted under our 2007 Plan.

Percentage ownership calculations for beneficial ownership for each person or entity are based on 98,191,015 shares of our common stock outstanding as of March 31, 2023 and, except as set forth in footnote (2) below, do not take into account 13,972,745 shares of common stock issuable upon conversion of all 2,794,549 Preferred Shares outstanding on such date.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned as of March 31, 2023	Number of Class A Convertible Preferred Convertible, Restricted Stock Units Vesting or Stock Options Exercisable Within 60 Days of March 31, 2023	Total	Percentage of Common Stock
5% or Greater Stockholders:
Entities affiliated with Redmile Group, LLC(2)	12,968,553	—	12,968,553	13.21%
ARK Investment Management LLC(3)	10,312,167	—	10,312,167	10.50%
Blackrock, Inc.(4)	9,725,895	—	9,725,895	9.91%
Vanguard Group Inc.(5)	9,936,042	—	9,936,042	10.12%
State Street Corp (6)	5,935,459	—	5,935,459	6.04%
Capital World Investors (7)	5,591,517	—	5,591,517	5.69%
All 5% Stockholders as a group	54,469,633	—	54,469,633	55.47%
Named Executive Officers and Directors:
J. Scott Wolchko(8)	261,048	1,394,097	1,655,145	1.66%
William H. Rastetter, Ph.D.(9)	608,774	122,334	731,108	*
John D. Mendlein, Ph.D., J.D.(10)	302,581	122,334	424,915	*
Timothy P. Coughlin(11)	57,632	145,410	203,042	*
Michael Lee(12)	2,681	60,334	63,015	*
Robert S. Epstein. M.D., M.S.(13)	2,681	142,334	145,015	*
Robert Hershberg, M.D. Ph.D.(14)	2,009	44,334	46,343	*
Karin Jooss, Ph.D.(15)	1,198	60,334	61,532	*
Shefali Agarwal(16)	1,840	44,334	46,174	*
Edward J. Dulac III(17)	15,946	147,129	163,075	*
Bahram Valamehr, Ph.D.(18)	68,148	678,366	746,514	*
Cindy R. Tahl, J.D. (19)	76,406	423,611	500,017	*
Yu-Waye Chu, M.D.(20)	34,516	256,391	290,907	*
Brian Powl (21)	—	47,220	47,220	*
Yuan Xu, Ph.D.(22)	1,581	4,368	5,949	*
All executive officers and directors as a group (15 persons)(23)	1,437,041	3,692,930	5,129,971	5.04%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Fate Therapeutics, Inc., 12278 Scripps Summit Drive San Diego, CA 92121.
(2)

Based on Form 4 filed June 13, 2022, Redmile Group, LLC’s (“Redmile”) beneficial ownership includes 12,968,553 shares of common stock and 13,972,745 shares of common stock issuable upon conversion of 2,794,549 outstanding shares of Class A Convertible Preferred Stock (for which the terms of the Class A Convertible Preferred Stock provide that the holder is limited in the number of shares it may convert into such that it will not own in excess of 9.99% of the then outstanding shares of common stock) owned by certain investment limited partnerships, pooled investment vehicle(s), separately managed accounts, etc. for which Redmile serves as the general partner and/or investment manager. If Redmile elects pursuant to the Certificate of Designations of the Class A Convertible Preferred Stock to increase the percentage of shares of common stock that it, together with its affiliates, may beneficially own to cover the maximum number of shares of common stock issuable upon conversion of all outstanding shares of Class A Convertible Preferred Stock held by Redmile, then Redmile would beneficially own an aggregate of 26,941,298 shares of common stock, representing a beneficial ownership percentage of 24.0%. Redmile, as the general partner and/or investment manager to the limited partnerships, pooled investment vehicle(s), separately managed accounts, etc. and Jeremy Green, as the majority managing member and owner of Redmile, may therefore be deemed to beneficially own the shares owned by such investment limited partnerships, pooled investment vehicle(s), separately managed accounts, etc., insofar as they may be deemed to have the power to direct the voting or disposition of those shares. Each of Redmile and Jeremy Green disclaims beneficial ownership as to the shares, except to the extent of his or its pecuniary interests therein. The mailing address of the beneficial owners is One Letterman Drive, Bldg D, Ste D3-300, San Francisco, CA 94129.
(3)

Based on Schedule 13G/A filed on February 9, 2022. The shares of common stock are beneficially owned by ARK Investment Management LLC. The mailing address of the beneficial owner is 3 East 28th Street, 7th Floor, New York, NY 10016.

(4)

Based on Schedule 13G/A filed on January 6, 2023. The shares of common stock are beneficially owned by one or more subsidiaries of Blackrock, Inc., which include BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock (Netherlands) B.V., BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd. The mailing address of the beneficial owner is 55 East 52nd Street, New York, NY 10055.

(5)

Based on Schedule 13G/A filed on March 10, 2023. The shares of common stock are beneficially owned by The Vanguard Group. The mailing address of the beneficial owner is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

Based on Schedule 13G filed on February 3, 2023. The shares of common stock are beneficially owned by State Street Corporation. The mailing address of the beneficial owner is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(7)

Based on Schedule 13G filed on February 13, 2023. Capital World Investors (“CWI”) is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the “investment management entities”). CWI’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.” CWI is deemed to be the beneficial owner of the shares of common stock. The mailing address of the beneficial owner is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(8)	Consists of (i) 261,048 shares of common stock, and (ii) 1,394,097 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2023.
(9)

Consists of (i) 2,681 shares of common stock, (ii) 459,272 shares of common stock held by The Investment 2002 Trust dated November 11, 2001 (the “Investment Trust”), (iii) 146,821 shares of common stock held by The Rastetter Family Trust, dated September 2, 2010 (the “Rastetter Family Trust”), and (iv) options to purchase 122,334 shares of common stock that are exercisable within 60 days of March 31, 2023 held by William Rastetter. Dr. Rastetter is the sole trustee of the Investment Trust and has sole dispositive power over the shares held by this entity. Dr. Rastetter and Marisa Gard Rastetter, as co-trustees of the Rastetter Family Trust, share dispositive power over the shares held by this entity.

(10)	Consists of (i) 302,581 shares of common stock, and (ii) 122,334 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2023.
(11)

Consists of (i) 1,242 shares of common stock, (ii) 56,390 shares of common stock owned of record by Timothy P. Coughlin & Holly Coughlin as co-trustees of Coughlin Family Trust u/a DTD 12/07/2006 who share dispositive power over the shares held by this entity, (iii) options to purchase 145,410 shares of common stock that are exercisable within 60 days of March 31, 2023 held by Mr. Coughlin.

(12)	Consists of (i) 2,681 shares of common stock, and (ii) 60,334 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2023.
(13)	Consists of (i) 2,681 shares of common stock, and (ii) 142,334 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2023.
(14)	Consists of (i) 2,009 shares of common stock, and (ii) 44,334 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2023.
(15)	Consists of (i) 1,198 shares of common stock, and (ii) 60,334 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2023.
(16)	Consists of (i) 1,840 shares of common stock, and (ii) 44,334 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2023.
(17)	Consists of (i) 15,946 shares of common stock and (ii) 147,129 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2023.

(18)	Consists of (i) 68,148 shares of common stock, and (ii) 678,366 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2023.
(19)	Consists of (i) 76,406 shares of common stock, and (ii) 423,611 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2023.
(20)

Consists of (i) 34,516 shares of common stock, (ii) 248,891 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2023, and (iii) 7,500 shares of common stock issuable pursuant to restricted stock units vesting within 60 days of March 31, 2023

(21)	Consists of 47,220 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2023.
(22)	Consists of (i) 1,581 shares of common stock, and (ii) 4,368 shares of common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2023.
(23)	Includes the number of shares beneficially owned by the executive officers and directors listed in the above table.

The following Audit Committee Report is not considered proxy solicitation material and is not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of the Company’s filings made under the Securities Act of 1933 or the Exchange Act that might incorporate filings made by the Company under those statutes, the Audit Committee Report shall not be incorporated by reference into any prior filings or into any future filings made by the Company under those statutes.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the SEC and the Nasdaq Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at http://www.fatetherapeutics.com.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and the independent registered public accounting firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the fiscal year ended December 31, 2022 with the Company’s management and Ernst & Young LLP. In addition, the Audit Committee has discussed with Ernst & Young LLP, with and without management present, their evaluation of the Company’s internal accounting controls and overall quality of the Company’s financial reporting. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC. The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Rule 3526 and the Audit Committee discussed the independence of Ernst & Young LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report for the fiscal year ended December 31, 2022.

The Audit Committee and the Board of Directors have recommended the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

AUDIT COMMITTEE

TIMOTHY P. COUGHLIN, CHAIRMAN

WILLIAM H. RASTETTER, PH.D.

ROBERT S. EPSTEIN, M.D., M.S.

HOUSEHOLDING OF PROXY MATERIALS

We have made available a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Notice, Annual Report on Form 10-K and proxy materials, as applicable. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and street name holders (i.e., those stockholders who hold their shares through a brokerage).

Registered Stockholders

If you are a registered stockholder and would like to consent to a mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Annual Report and proxy materials for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Householding Department of Broadridge Financial Solutions, Inc. (“Broadridge”) by phone at 1-866-540-7095 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Registered stockholders who have not consented to householding will continue to receive copies of Annual Reports and proxy materials for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of Annual Reports or proxy statements for all registered stockholders residing at the same address by contacting Broadridge as outlined above.

Street Name Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the Notice. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Accompanying this Proxy Statement is our Annual Report. Copies of our Annual Report are available free of charge on our website at www.fatetherapeutics.com or you can request a copy free of charge by calling Investor Relations at (858) 875-1800 or sending an e-mail request to Investor Relations by accessing our website (www.fatetherapeutics.com), and then selecting “Contact Us.” Please include your contact information with the request.

By Order of the Board of Directors

Fate Therapeutics, Inc.

Sincerely,

/s/ J. Scott Wolchko

J. Scott Wolchko

President and Chief Executive Officer

San Diego, California

April 21, 2023

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
P.O. BOX 8016, CARY, NC 27512-9903	INTERNET
Go To: www.proxypush.com/FATE
• Cast your vote online
• Have your Proxy Card ready
• Follow the simple instructions to record your vote
PHONE Call 1-866-536-7049
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions
MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid envelope provided

Fate Therapeutics, Inc.
Annual Meeting of Stockholders
For Stockholders of record as of April 11, 2023
TIME:	Tuesday, June 6, 2023 9:00 AM, Pacific Time
PLACE:	Fate Therapeutics, Inc.
12278 Scripps Summit Drive, San Diego, California 92131

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Cindy R. Tahl and Edward J. Dulac III (the “Named Proxies”), as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, to vote all the shares of capital stock of Fate Therapeutics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Fate Therapeutics, Inc.

Annual Meeting of Stockholders

Please make your marks like this:	X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR PROPOSALS 1, 2 AND 3

BOARD OF
DIRECTORS
	PROPOSAL		YOUR VOTE		RECOMMENDS

1.	Election of Class I Directors				FOR
Nominees
	1.01 Robert S. Epstein, M.D., M.S.	FOR ☐	WITHHOLD ☐

	1.02 John D. Mendlein, Ph.D., J.D.	☐	☐		FOR

	1.03 Karin Jooss, Ph.D.	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2023.	☐	☐	☐	FOR

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement.	☐	☐	☐	FOR

Note: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

☐	Check here if you would like to attend the meeting in person.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date